EXHIBIT 99.1  AUDITED CONSOLIDATED FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS



                                                                  PAGE
Independent Auditors' Report...................................      F-2
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION.................      F-3
CONSOLIDATED STATEMENTS OF OPERATIONS..........................      F-4
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY.....      F-5
CONSOLIDATED STATEMENTS OF CASH FLOWS..........................      F-6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.....................      F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
California Federal Bank, A Federal Savings Bank

     We have audited the accompanying consolidated statements of financial condition of Cal Fed Bancorp Inc. and subsidiaries ("Cal Fed") as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of Cal Fed's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cal Fed as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

     As discussed in Note 1 of the notes to the consolidated financial statements, Cal Fed adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, in 1994.

                                            KPMG Peat Marwick LLP

Los Angeles, California
February 21, 1997

                     CAL FED BANCORP INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                             (DOLLARS IN MILLIONS)


                                                     December 31,
                                               --------------------------
              ASSETS                              1996           1995
                                                 -----           ----
Cash....................................       $    242.1       $   273.7
Short-term liquid investments...........             69.0            74.1
Securities purchased under
 agreements to resell ..................          1,310.1         1,674.6
Securities available for sale...........              6.0           200.3
Securities held to maturity
 (market value: $1,942.3 in 1996
  and $2,361.3 in 1995).................          1,963.9         2,366.7
Loans receivable held for sale
 (market value: $8.7 in 1996
  and $13.8 in 1995)....................              8.7            13.6
Loans receivable held for investment....         10,099.4         9,290.0
Federal Home Loan Bank stock............            166.8           135.7
Interest receivable.....................             74.0            79.5
Premises and equipment..................             58.9            71.2
Real estate held for sale...............             12.9            49.5
Prepaid expenses and other assets.......             86.6            91.7
                                                ---------       ---------
          Total Assets..................        $14,098.4       $14,320.6
                                                =========       =========

 LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits...............................         $ 8,918.3        $9,476.7
Advances from Federal Home
 Loan Banks ...........................           3,111.0         2,671.0
Securities sold under
 agreements to repurchase .............             978.4           857.3
Student Loan Marketing
 Association advances .................               --            200.0
Subordinated debentures................              57.0            57.6
Other borrowings ......................               0.3             0.5
Interest payable.......................              21.7            29.4
Other liabilities......................             120.5           140.6
                                                ---------       ---------
          Total Liabilities............         $13,207.2       $13,433.1
                                                ---------       ---------

Minority interest in preferred
 stock of subsidiary...................             172.5           266.0
Stockholders' equity:
  Common stock.........................              50.3            49.2
  Additional paid-in capital...........             846.7           838.6
  Retained earnings (deficit)..........            (178.3)         (266.3)
                                                ---------       ---------
       Total Stockholders' Equity......             718.7           621.5
                                                ---------       ---------
       Total Liabilities and
         Stockholders' Equity..........         $14,098.4       $14,320.6
                                                =========       =========

         See accompanying notes to consolidated financial statements.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN MILLIONS)


                                                                                       YEAR ENDED DECEMBER 31,
                                                                           --------------------------------------------------
                                                                                      1996            1995             1994
                                                                                    --------       ----------       ---------
Interest income:
  Loans receivable........................................................        $   763.4       $   706.9        $   630.4
  Securities held to maturity.............................................            143.7           170.3            135.5
  Securities purchased under agreements to resell ........................             91.7            68.5             44.0
  Securities available for sale...........................................             11.8            49.4             75.2
  Short-term liquid investments...........................................              4.7            12.9             23.0
                                                                                -----------       ---------        ---------

          Total interest income...........................................          1,015.3         1,008.0            908.1
                                                                                -----------       ---------        ---------
Interest expense:
  Deposits................................................................            430.6           441.6            390.8
  Borrowings..............................................................            236.1           254.5            175.7
                                                                                -----------       ---------        ---------
          Total interest expense..........................................            666.7           696.1            566.5
                                                                                -----------       ---------        ---------
          Net interest income.............................................            348.6           311.9            341.6
Provision for loan losses.................................................             41.3            31.8             74.9
                                                                                -----------       ---------        ---------
          Net interest income after provision for loan losses.............            307.3           280.1            266.7
Other income:
  Fee income..............................................................             60.0            54.5             62.4
  Gain (loss) on sales of loans...........................................              0.7            (0.3)             0.5
  Gain on sales of securities.............................................              1.1             6.9              0.2
  Gain on sale of southeast division......................................              --              --             135.0
  Other...................................................................             58.2             2.4              3.1
                                                                                -----------       ---------        ---------

          Total other income..............................................            120.0            63.5            201.2
                                                                                -----------       ---------        ---------
Other expenses:
  Compensation............................................................            113.5            97.1            118.7
  Office occupancy........................................................             37.2            39.4             47.3
  Other general and administrative........................................             91.1            79.4             89.2
  Federal deposit insurance premiums and special assessments..............             22.0            26.0             35.1
                                                                                -----------       ---------        ---------
          Total general and administrative expenses.......................            263.8           241.9            290.3
  Savings association insurance fund special assessment ..................             58.1             --               --
  Operations of real estate held for sale.................................              8.5             8.0             45.9
  Loss on assets held for accelerated disposition.........................              --              --             274.8
                                                                                -----------       ---------        ---------
          Total other expenses............................................            330.4           249.9            611.0
                                                                                -----------       ---------        ---------
Earnings (loss) before income tax expense (benefit) and cumulative
  Effect of change in accounting for goodwill.............................             96.9            93.7           (143.1)
Income tax expense (benefit)..............................................            (14.5)            0.1              6.3
                                                                                -----------       ---------        ---------
Earnings (loss) before cumulative effect of change
in accounting for goodwill ...............................................             111.4            93.6           (149.4)
Cumulative effect of change in accounting for goodwill....................               --              --            (273.7)
                                                                                -----------       ---------        ---------
          Net earnings (loss) before dividends on preferred stock of
            subsidiary ...................................................        $   111.4         $  93.6          $(423.1)
Dividends on preferred stock of subsidiary ...............................             23.4            25.6             16.9
                                                                                -----------       ---------        ---------
Earnings (loss) available for common stockholders.........................        $    88.0         $  68.0          $(440.0)
                                                                                ===========       =========        =========
Earnings (loss) per common share before the cumulative
  effect of change in accounting for goodwill ............................        $   1.75         $  1.36         $   (3.82)
Loss per share of the cumulative effect of change in
  accounting for goodwill ................................................        $     --         $   --          $   (6.28)
Net earnings (loss) per common share .....................................        $   1.75         $  1.36         $  (10.10)



          See accompanying notes to consolidated financial statements.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)


                                                                              YEAR ENDED DECEMBER 31,
                                                                      -------------------------------------------
                                                                          1996            1995           1994
                                                                       ----------      ----------      ---------
Common Stock:
  Balance at beginning of year....................................           49.2             49.2            25.0
     Issuance of shares of common stock...........................            1.1              --             21.6
     Exercise of common stock warrants............................             --              --              2.6
                                                                         --------           ------         -------

  Balance at end of year..........................................           50.3             49.2            49.2
                                                                         --------           ------         -------

Additional paid-in capital:
  Balance at beginning of year....................................          838.6            836.6           658.2
     Issuance cost of Preferred Stock, Series B...................             --               --            (8.3)
     Issuance of shares of Common Stock...........................             --               --           161.7
     Exercise of common stock warrants............................             --               --            20.7
     Long-term incentive stock options............................            2.0              2.0             4.3
     Exercise of common stock options.............................            6.1               --              --
                                                                         --------           ------         -------
  Balance at end of year..........................................          846.7            838.6           836.6
                                                                         --------           ------         -------

Net unrealized holding (losses) gains on securities available for sale:
  Balance at beginning of year....................................             --            (19.2)            8.3
     Net unrealized holding gains (losses)........................             --             19.2           (27.5)
                                                                         --------           ------         -------
  Balance at end of year..........................................             --              --            (19.2)
                                                                         --------           ------         -------

Retained earnings (deficit):
  Balance at beginning of year....................................         (266.3)          (334.3)          105.7
     Net earnings (loss) available for common stockholders......             88.0             68.0          (440.0)
                                                                         --------           ------         -------
  Balance at end of year..........................................         (178.3)          (266.3)         (334.3)
                                                                         --------           ------         -------
Total stockholders' equity........................................         $718.7           $621.5          $532.3
                                                                         ========           ======         =======

          See accompanying notes to consolidated financial statements.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN MILLIONS)


                                                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                                               -----------------------------------------------------
                                                                                      1996              1995              1994
                                                                                    --------          --------          --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net earnings (loss) available for common stockholders..........................   $   88.0           $  68.0         $  (440.0)
Adjustments to reconcile net earnings (loss) to
 net cash provided by operating activities:
  Loss on assets held for accelerated disposition..............................          --                --             274.8
  Cululative effect of change in accounting principle..........................          --                --             273.7
  Depreciation and amortization................................................        14.2              13.0              14.8
  Accretion of fees and discounts..............................................          --             (13.5)            (37.3)
  Provision for losses on loans receivable.....................................        41.3              31.8              74.9
  Provision (recovery) for losses on real estate held for sale.................         5.0              (7.4)             79.7
  (Gain) loss on sales of loans................................................        (0.7)              0.3              (0.5)
  Loans originated for sale....................................................      (230.8)           (117.2)           (115.8)
  Gain on sales of securities..................................................        (2.3)             (6.9)             (0.2)
  Proceeds from sales of loans receivable held for sale........................       281.1             183.2           1,099.4
  Decrease in other assets.....................................................        10.6              39.0               7.3
  (Decrease) increase in other liabilities.....................................       (27.8)            (34.4)             17.0
  Other items..................................................................       (11.7)            (11.1)            (20.5)
                                                                                    --------         ---------         ---------
          Net cash provided by operating activities.............................      166.9             144.8           1,227.3
CASH FLOWS FROM INVESTING ACTIVITIES:
  Loans originated for investment..............................................    (2,369.2)         (2,128.9)         (2,503.5)
  Purchases of securities available for sale...................................      (221.0)           (202.9)         (1,519.2)
  Proceeds from sales of securities available for sale.........................       261.6             976.3             670.4
  Net (purchases) maturities of securities held to maturity....................          --             (54.2)              0.4
  Principal collected on loans receivable held for investment..................     1,399.7           1,152.1           1,406.9
  Principal collected on securities held to maturity...........................       401.8             435.8             533.5
  Proceeds from maturities of securities.......................................       156.0             808.8               1.0
  Net increase in fhlb stock...................................................       (31.1)             (1.6)            (12.6)
  Proceeds from sales of real estate held for sale, net........................       126.2             136.8             398.2
  Net (additions) dispositions of premises and equipment.......................        (1.6)             (2.8)              8.3
  Net increase (decrease) in short-term liquid investments.....................         5.1             259.7             (27.0)
  Net increase (decrease) in securities purchased under
   agreements to resell .......................................................       364.5          (1,626.4)            (18.0)
                                                                                    --------         ---------         ---------
         Net cash used (provided) by investing activities......................        92.0            (247.3)         (1,061.6)
CASH FLOWS FROM FINANCING ACTIVITIES:
  (Decrease) increase in deposits..............................................      (558.4)          1,115.8          (4,239.9)
  Proceeds from federal home loan bank advances................................     2,030.0           3,135.0           1,710.0
  Payments on federal home loan bank advances..................................    (1,590.0)         (2,990.0)           (200.0)
  Net decrease (increase) in reverse repurchase agreements.....................       121.1            (893.7)          1,501.2
  Proceeds from other borrowings...............................................         0.4               3.0             202.0
  Payments on other borrowings and subordinated debentures.....................      (201.2)           (286.7)            (41.4)
  (Payments) proceeds from the (redemption) issuance of common stock...........         1.1               --              210.9
  (Payments) proceeds from the (redemption) issuance of preferred stock........       (93.5)              --              164.2
                                                                                    --------         ---------         --------
         Net cash (provided) used by financing activities......................      (290.5)             83.4            (693.0)
                                                                                    --------         ---------         --------
Net decrease in cash...........................................................       (31.6)            (19.1)           (527.3)
Cash at beginning of period....................................................       273.7             292.8             820.1
                                                                                  ---------          --------         ---------
Cash at end of period..........................................................   $   242.1          $  273.7         $   292.8
                                                                                  =========          ========         =========

          See accompanying Notes to Consolidated Financial Statements.

                     CAL FED BANCORP INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Cal Fed Bancorp Inc. ("Bancorp") and its subsidiaries ("Cal Fed"). Cal Fed, through California Federal Bank, A Federal Savings Bank ("California Federal") maintains 119 full service branches in California and Nevada and is one of the largest savings associations in the United States. Cal Fed offers a broad range of consumer financial services including demand and term deposits and mortgage and consumer loans. Subsidiaries of Cal Fed sell insurance and investment products to Cal Fed's customers, and have previously engaged in the real estate investment and development and trust business. Cal Fed's deposit gathering and loan production operations are concentrated in California, particularly in Southern California.

     It is Cal Fed's policy to consolidate all majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to the 1995 and 1994 data in order to conform to the current presentation. The preparation of Cal Fed's financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported operations of Cal Fed for the periods presented. Actual results may differ from those estimates calculated by Cal Fed.

     On January 3, 1997, Cal Fed was acquired by First Nationwide Holdings Inc. ("Holdings"). The consolidated financial statements do not reflect any purchase accounting adjustments from the acquisition.

     During 1995, California Federal obtained regulatory and stockholder approval to reorganize into a holding company structure, which provided greater flexibility for meeting future financial and competitive needs. In December 1995, California Federal contributed approximately $22 million in capital to Bancorp as part of the reorganization into a holding company structure. As a result of the reorganization, on January 1, 1996, each share of California Federal's common stock was converted into one share of Bancorp common stock. Consequently, California Federal became a wholly-owned subsidiary of Bancorp. California Federal's other securities remain outstanding securities of California Federal.

   SHORT-TERM LIQUID INVESTMENTS

     Cal Fed's short-term liquid investments consist of federal funds sold and certificates of deposit. These investments generally mature within 60 days. Cal Fed invests in these assets as a means to maximize its return on short-term funds that it holds for liquidity purposes.

   SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

     Cal Fed, through California Federal, invests in securities purchased under agreements to resell ("repurchase agreements") to maximize the yield on its liquid assets. Cal Fed obtains collateral for these agreements, which normally consists of U.S. treasury securities or mortgage-backed securities ("MBS") guaranteed by agencies of the U.S. government. The collateral is held in the custody of a trustee, who is not a party to the transaction. The duration of these agreements is typically less than 30 days. Cal Fed deals only with nationally recognized investment banking firms as the counterparties to these agreements. Cal Fed's investment in repurchase agreements consisted solely consisted of securities purchased under agreements to resell identical securities.

   INVESTMENTS IN SECURITIES

     Cal Fed's investment in securities principally consists of U.S. treasury securities and mortgage-backed securities. Cal Fed has created MBS when it exchanges pools of loans for mortgage-backed securities ("securitized loans"). In accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115"), Cal Fed classifies its investment in securities as held to maturity securities, trading securities and available for sale securities as applicable. Cal Fed did not hold any trading securities at December 31, 1996 or 1995.

   Available for Sale Securities

     Cal Fed has classified certain securities as "available for sale." Cal Fed classifies securities as available for sale based upon a determination that such securities may be sold at a future date or if there are foreseeable circumstances under which Cal Fed would sell such securities.

     Securities designated as available for sale are recorded at market value. Changes in the market value of debt securities held for sale are included in Stockholders' Equity as unrealized holding gains or losses net of the related tax effect, if any. Unrealized losses on available for sale securities reflecting a decline in value judged to be other than temporary are charged to income in the Consolidated Statements of Operations. Realized gains or losses on available for sale securities are computed on a specific identification basis.

   Securities Held to Maturity

     Cal Fed has classified certain securities as "held to maturity." Securities are designated as held to maturity if Cal Fed has the positive intent and the ability to hold the securities to maturity. Held to maturity securities are carried at amortized cost, adjusted for the amortization of any related premiums or the accretion of any related discounts into interest income using a methodology which approximates a level yield of interest over the estimated remaining period until maturity. Unrealized losses on held to maturity securities, reflecting a decline in value, judged by Cal Fed to be other than temporary, are charged to income and reported under the caption "Gain (loss) on Sale of Securities" in the Consolidated Statements of Operations.

   LOANS RECEIVABLE

     Cal Fed's principal interest-earning asset is loans receivable. Cal Fed, through California Federal, primarily originates loans secured by residential property of four units or less ("residential 1-4 loans"). Prior to 1993, Cal Fed was active in the origination of loans secured by residential properties of five or more units ("multifamily loans") and loans secured by office buildings, shopping centers, industrial buildings, warehouses, marinas and hotels ("commercial real estate loans"). Cal Fed currently limits its originations of multifamily and commercial real estate loans to finance the sale of real estate. Prior to 1993, Cal Fed was active in the origination of loans secured by vehicles, mobile homes, boats and unsecured personal loans ("consumer loans"). Since 1993, Cal Fed has ceased originating consumer loans for its own portfolio. However, Cal Fed does originate consumer loans for other financial institutions for a fee. Cal Fed segregates its loan portfolio into loans held for sale and loans held for investment. Cal Fed normally designates a loan as held for sale at the time of origination. Cal Fed's portfolio of residential 1-4 loans, multi-family loans and commercial real estate loans is primarily secured by property located in California. Cal Fed continues to focus its origination efforts in California, particularly in Southern California. Cal Fed's ability to originate loans is affected by economic conditions, competition and the market for real estate in California. Likewise, the ability of Cal Fed's borrowers to honor their contractual loan obligations to Cal Fed is also affected by the strength of the California economy and particularly the availability of employment and the pricing for residential housing. Should the California economy, the market for real estate, and/or the availability of employment experience a significant downturn over the near term, Cal Fed may experience a reduction in the level of loan originations and/or an increase in loan losses.

    Loans Receivable Held for Sale

     Cal Fed, through California Federal, has designated certain of its loans receivable as "held for sale." In determining the level of loans held for sale, Cal Fed considers whether such loans would be sold in response to liquidity needs, asset/liability management requirements, regulatory capital needs and other factors. Cal Fed's current policy is to designate substantially all originations of fixed-rate residential 1-4 loans that conform to the underwriting criteria of Fannie Mae ("FNMA"), formerly known as the Federal National Mortgage Association or Freddie Mac ("FHLMC"), formerly known as the Federal Home Loan Mortgage Corporation, as held for sale.

     Loans held for sale are recorded at the lower of cost or market value. Unrealized losses are recorded as a reduction in earnings and are included under the caption "Gain (loss) on sale of loans" in the Consolidated Statements of Operations. Realized gains and losses from the sale of loans receivable are computed under the specific identification method.

    Gains and Losses from the Sale of Loans

     Cal Fed, through California Federal, sells whole loans and participations in mortgage loans to institutional and private investors. Gains and losses resulting from the sales of loans are determined on the specific identification method and reflect the extent that the sales proceeds exceed or are less than Cal Fed's investment in the loans (which includes adjusting the unpaid principal balance of the loans for unearned discounts, premiums and deferred fees and costs at the time of sale). In some cases, Cal Fed sells loans and continues to service such loans for the investor. In these cases, Cal Fed recognizes a gain or loss on the loan sale measured by the present value of the difference between the yield on the loans and the yield to be paid to the buyer, reduced by the normal servicing fees, over the estimated remaining lives of those loans using market prepayment, default and discount rate assumptions. If loans are sold with recourse, the estimated liability under the recourse provisions is provided for in the computation of the gain or loss. The resulting deferred discount or premium ("excess servicing") is amortized as an addition to or deduction from income using the interest method, adjusted for actual prepayments. Cal Fed periodically reviews the remaining premium to ensure that it does not exceed the present value of the estimated excess servicing fees, using current estimates of market prepayments and default. In the event that actual prepayments exceed the assumptions used in determining the gain or loss, the deferred premium is adjusted to reflect current prepayment projections by a charge to operations. To the extent sales of loans involve the sale of part of a loan or a pool of loans with disproportionate credit and prepayment risks, the cost basis is allocated based upon the relative fair market value of the portion sold and the portion retained on the date such loans were acquired or, if that is not determinable, the date of sale. The amount of excess servicing recorded by Cal Fed was $4.8 million and $3.9 million at December 31, 1996 and 1995, respectively. Such amounts were included in "Prepaid expenses and other assets" on the Consolidated Statements of Financial Condition.

    Loan Servicing

     Cal Fed, through California Federal, services its loan portfolio and real estate and consumer loans which are owned by independent investors. Loans serviced by Cal Fed for others are primarily the result of Cal Fed selling loans while retaining the servicing of such loans. Loans which are serviced for other parties are not included with loans receivable or any other asset in the accompanying consolidated financial statements. Fees earned for servicing loans for others are reported as income when the related loan payments are collected. Loan servicing costs are charged to expense as incurred.

    Loans Receivable Held for Investment

     Cal Fed's loan portfolio is comprised of residential 1-4 loans, loans secured by income producing real estate ("income property loans") and consumer loans. Since 1993, Cal Fed has not actively engaged in originating income property loans, except to finance the sale of Cal Fed's real estate.

     Loans receivable are generally recorded at the contractual amounts owed by borrowers, less deferrals, unearned interest, the allowance for loan losses, undisbursed funds and purchase premiums and discounts. Interest on loans is credited to income as earned, to the extent deemed collectible. Discounts on loans purchased and unearned interest on consumer loans is accreted into interest income using the interest method over the contractual lives of the loans, adjusted for actual prepayments.

    Loan Origination Fees and Costs

     Loan origination fees and certain direct loan origination costs are deferred and recognized over the lives of the related loans as an adjustment of loan yield using the interest method. When a loan is paid off or sold, any unamortized net deferred fee balance is credited to income. Commitment fees received in connection with the purchase of loans are deferred and recognized over the life of the resulting loans as an adjustment of yield, or if the commitment expires unexercised, credited to income upon expiration of the commitment. Any costs in connection with the purchase of loans are expensed as incurred.

    Impaired and Non-Performing Loans

     In May 1993, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS No. 114"). A loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreement. SFAS No. 114 excludes among other items, large groups of smaller-balance homogenous loans that are collectively evaluated for impairment. Cal Fed adopted SFAS No. 114 as of January 1, 1995. Cal Fed has defined residential 1-4 loans, consumer loans, multifamily loans with an outstanding balance of less than $750,000 and commercial real estate loans with an outstanding balance of less than $500,000 as homogenous loans. All homogenous loans that are 90 days or more delinquent or are in foreclosure are automatically placed on non-performing status. Additionally, homogenous loans that have had a modification of terms are individually reviewed to determine if they meet the definition of a troubled debt restructuring. The measurement of impairment may be based on (i) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (ii) the observable market price of the impaired loan, or (iii) the fair value of the collateral of a collateral-dependent loan. The amount by which the recorded investment of the loan exceeds the measure of the impaired loan is recognized by recording a valuation allowance with a corresponding charge to the provision for losses. For all loans secured by real estate, Cal Fed measures impairment and establishes specific valuation allowances by utilizing the fair value of the property collateralizing the loan.

     All loans designated by Cal Fed as "impaired" are either placed on non-accrual status or are designated as restructured and are included with those loans reported as non-performing. Cal Fed's non-performing loans consist of loans on which Cal Fed has ceased the accrual of interest ("non-accrual loans") and loans on which various concessions have been made with respect to the interest rate or other terms due to the inability of the borrower to service the obligation under the original terms of the agreement ("restructured loans"). It is Cal Fed's policy to place a loan on non-accrual status in the event that the borrower is 90 days or more delinquent or earlier if the timely collection of interest and/or principal appears doubtful. When a loan is determined to be impaired and/or placed on non-accrual status, the accrued and unpaid interest receivable is reversed. All cash subsequently collected on non-accrual loans is used to reduce the recorded investment in the loan until the loan is returned to performing status. Cal Fed's policy allows loans that are contractually performing to be designated as impaired and to be placed on non-accrual status if the future collection of interest and or principal appears doubtful or the risk of default is probable.

    Allowance for Loan Losses

     Cal Fed has established valuation allowances for estimated losses on specific loans ("specific valuation allowances") and for the inherent risk in the loan portfolio which has yet to be specifically identified ("general valuation allowances").

     Cal Fed maintains a loan monitoring system which provides a means for the timely identification of impaired and potential problem loans and to permit the evaluation of the adequacy of the allowances for losses. Cal Fed's loan monitoring system has established specific policies relating to its residential 1-4, income property, commercial banking and consumer loan portfolios. Additionally, Cal Fed is required by various regulatory agencies to monitor and classify its assets as Pass, Special Mention, Substandard, Doubtful and Loss. Cal Fed's monitoring system further disaggregates loans that are determined to be Pass into four separate grades. Additionally, Cal Fed places loans on a watchlist if they exhibit certain credit characteristics. These characteristics include dollar size, tenant concentration and the timing of maturity.

     Cal Fed's residential 1-4 loans and consumer loans are relatively homogenous and no single residential 1-4 or consumer loan possesses the potential for significant risk of loss. Therefore, Cal Fed normally evaluates the risk of loss on these loans by analyzing their loss experience, performance, default rates and other indicators of risk for the portfolios as a whole. Cal

Fed stratifies its income property loan portfolio by size and by type and treats performing multi-family loans with outstanding principal balances less than $750,000 and commercial real estate loans with balances less than $500,000 as homogenous portfolios. Income property loans that are below the homogenous threshold are evaluated for impairment based upon their payment status and on a pool basis. For income property loans exceeding the homogenous threshold, Cal Fed conducts a periodic review of each loan in order to test each loan for impairment. The frequency and type of review is dependent upon the inherent risk attributed to each loan. The level of risk is measured by a scale which evaluates each loan on a continuum of multiple grades. The frequency and intensity of the loan review is directly proportionate to the adversity of the loan grade. Cal Fed evaluates the risk of default and the risk of loss for each loan subject to individual monitoring. Non-performing income property loans and performing loans that have been graded substandard, special mention, or watchlist are typically reviewed on a quarterly basis. Current appraisals are generally obtained annually as long as the loan continues to possess certain risk characteristics. These loans are monitored throughout the year by a review of the collateral's operating performance and the borrowers' indicated or demonstrated ability to continue to meet their obligations. When necessary, Cal Fed utilizes operating statements of the collateral to perform its own discounted cash flow analyses. These analyses provide the basis for specific valuation allowances. Numerous other factors are considered in the evaluation, including a review of certain individual borrowers' current financial status, credit standing, available collateral, Cal Fed's judgment regarding prevailing and anticipated economic conditions and other relevant factors.

     Specific valuation allowances are provided when an identified decline in the value of an impaired loan (or the related collateral) is identified. The determination of specific valuation allowances includes a periodic evaluation of the financial status of certain individual borrowers or collateral relating to loans specifically identified as containing elements of potential risk in the loan portfolio. For loans that are impaired and secured by real estate or other collateral, Cal Fed provides specific allowances based upon the excess of the outstanding loan amount over the fair value of the related collateral with consideration of holding and selling costs.

     General valuation allowances are based upon the inherent risk in the loan portfolio that has not been specifically identified. The general valuation allowance is based upon a number of factors, including historical loss experience, the level of non-performing and internally classified loans, the composition of the loan portfolio, estimated remaining lives of the various types of loans within the portfolio, prevailing and forecast economic conditions and Cal Fed's judgment. General allowances are provided for all loans, regardless of any specific allowances provided. The determination of Cal Fed's allowance for loan losses is based on estimates that are affected by changes in the regional or national economy and market conditions. Cal Fed believes that as of December 31, 1996 and 1995, the allowance for loan losses is adequate based on current economic and market conditions. However, in the course of evaluating the adequacy of the allowance for loan losses, Cal Fed has projected that the California economy and the market for real estate will remain in the same relative condition that it was in at December 31, 1996. Should these factors experience a downturn in the near term or if market interest rates increase significantly in the near term, Cal Fed could experience a material increase in the level of loan defaults and charge-offs.

   REAL ESTATE HELD FOR SALE

     Real estate held for sale consists of real estate acquired in settlement of loans ("REO") and real estate investments ("REI"). REO generally results when property collateralizing a loan is foreclosed upon or otherwise acquired by Cal Fed, through California Federal, in satisfaction of the loan. REO is recorded at the lower of the recorded investment in the loan satisfied, the fair value or the disposition value of the related assets acquired less anticipated disposition costs. The fair value of the assets is based upon a current appraisal adjusted for estimated carrying and selling costs. The disposition value is based upon the current market pricing of the asset. Net cash receipts on REO are recorded as a reduction in the basis of the asset. Net cash payments are expensed as incurred. Cal Fed's REI consists of properties that Cal Fed, through its subsidiaries, acquired for purposes of development where Cal Fed is actively seeking to dispose of the property in an expeditious manner. Cal Fed has not been actively involved in real estate investment or development for several years. Cal Fed records its REI at the lower of cost or fair value of the properties. Cal Fed determines fair value by utilizing recent sales activity and deducting holding and disposition costs over the estimated remaining period to sell the projects. Cal Fed has assumed an orderly disposition in estimating the holding period to sale. Should Cal Fed be unable to sell the project at the projected prices, if the holding period is substantially longer than forecast, or if Cal Fed's intent with respect to an orderly disposition were to change, the fair value ultimately realized by Cal Fed could be materially lower than Cal Fed's current forecast.

   PREMISES AND EQUIPMENT, DEPRECIATION AND CAPITALIZATION OF INTEREST

     Maintenance and repairs on premises and equipment are charged to expense in the year incurred. Depreciation and amortization of premises and equipment are computed using the straight-line method over the estimated useful lives of the assets. Interest incurred on amounts used to finance the construction of such assets is capitalized and amortized over the depreciable lives of the related assets.

   GOODWILL

     Goodwill, which represents the excess of cost over the fair value of tangible and identifiable intangible net assets acquired, was amortized on a straight-line basis over the expected periods to be benefited, ranging from 20 to 40 years. During 1994, Cal Fed applied Statement of Financial Accounting Standards No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions ("SFAS No. 72") to acquisitions initiated, by Cal Fed, prior to September 30, 1982. SFAS No. 72 requires, among other things, that to the extent the fair value of liabilities assumed exceeds the fair value of identifiable assets acquired from a banking or thrift institution, the unidentifiable intangible asset recognized (i.e., goodwill) generally shall be amortized over a period no longer than the discount on the acquired long-term interest-earning assets. SFAS No. 72 was effective for acquisitions initiated after September 30, 1982 with retroactive application permitted. Cal Fed had been accounting for its acquisitions initiated subsequent to September 30, 1982 in accordance with SFAS No. 72. The cumulative effect of the retroactive application of SFAS No. 72 resulted in the acceleration of Cal Fed's goodwill amortization arising from Cal Fed's thrift institution acquisitions initiated prior to September 30, 1982. Under generally accepted accounting principles, the cumulative effect from the retroactive application of SFAS No. 72 must be reflected as of the first day of the fiscal year in which it is implemented. To that extent, $273.7 million of remaining unamortized goodwill was eliminated effective January 1, 1994.

   INCOME TAXES

     Bancorp files a consolidated federal income tax return and a combined California franchise tax report with its subsidiaries.

     Cal Fed has adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109") and has applied the provisions of SFAS No. 109 retroactively to January 1, 1982. Under the asset and liability method of SFAS No. 109, deferred income tax expense (benefit) is derived by establishing deferred tax assets and liabilities as of the reporting date for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Cal Fed's evaluation of the realizability of deferred tax assets includes consideration of the amount and timing of future reversals of existing temporary differences, as well as available taxable income in carryback years. Cal Fed has not considered income from future operations in evaluating the realizability of its deferred tax assets. See Note 20 Income Taxes.

   STOCKHOLDERS' EQUITY

     The par value of Cal Fed's common stock was $1.00 per share at December 31, 1996 and at December 31, 1995. The number of shares issued and outstanding were 50,316,774 and 49,200,444 at December 31, 1996 and 1995, respectively. The authorized number of common shares were 100,000,000 at December 31, 1995 and 1994.

     On July 29, 1996 Bancorp, the parent company of California Federal, announced that it had entered into a definitive merger agreement with First Nationwide Holdings Inc., the parent company of First Nationwide Bank, San Francisco ("First Nationwide"). The merger agreement was approved by Bancorp's stockholders and by regulatory authorities and closed on January 3, 1997.

       During the fourth quarter of 1995, California Federal obtained regulatory and stockholder approval to reorganize into a holding company structure. As a result of the reorganization, on January 1, 1996, each share of California Federal's common stock was converted into one share of Bancorp common stock. Consequently, California Federal became a wholly-owned subsidiary of Bancorp. California Federal's other equity securities remained outstanding securities of California Federal.

       During 1994, California Federal issued 1,725,000 shares of 105/8% noncumulative perpetual preferred stock, Series B ("Preferred Stock, Series B"). Cash dividends on the Preferred Stock, Series B, are not cumulative and are payable quarterly when declared by Cal Fed's Board of Directors. The Preferred Stock, Series B, has a liquidation preference and par value of $100.00 per share. The par value of the Preferred Stock, Series B was $100.00 per share at December 31, 1996 and 1995. Both the designated and outstanding number of shares at December 31, 1996 and 1995 were 1,725,000. The Preferred Stock, Series B, is generally not redeemable prior to April 1, 1999. The Preferred Stock, Series B, is redeemable at the option of California Federal, in whole or in part, at $105.313 per share on or after April 1, 1999 and prior to April 1, 2000, and at prices decreasing annually thereafter to the liquidation preference of $100.00 per share on or after April 1, 2003, plus declared but unpaid dividends. In addition, the Preferred Stock, Series B, is redeemable at the option of California Federal or its successor or any acquiring or resulting entity with respect to California Federal on or after April 1, 1996 and prior to April 1, 1999 in whole, but not in part, in the event of a change of control of California Federal at $114.50 per share.

     During the second quarter of 1996 California Federal called for redemption all 3,740,000 shares of its 7 3/4% noncumulative convertible preferred stock, Series A. Except for the conversion of 18,820 shares into 23,336 shares of Bancorp's common stock, the Series A shares were redeemed effective June 14, 1996 at a redemption price of $25.00 per share, plus a dividend of $0.398264 per share.

   NET EARNINGS (LOSS) PER SHARE

     Net earnings (loss) per common share is computed by dividing net earnings
(loss) available to common shareholders by the weighted average number of common shares outstanding, including the dilutive effect, if any, of common stock equivalents. For the years ended December 31, 1996, 1995 and 1994, the weighted average number of shares used to calculate primary earnings (loss) per share were 50,220,881, 49,855,150 and 43,556,167 respectively. For the years ended December 31, 1996, 1995, and 1994 the weighted average number of shares used to calculate fully diluted earnings (loss) per share were 50,238,827, 50,020,218 and 43,556,167, respectively.

   FINANCIAL INSTRUMENTS

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments" ("SFAS No. 107").

     Financial instruments are defined under SFAS No. 107 as cash, evidence of an ownership in an entity, or a contract that conveys or imposes on an entity the contractual right or obligation to either receive or deliver cash or another financial instrument.

     A significant portion of Cal Fed's assets and liabilities are financial instruments as defined under SFAS No. 107. Cal Fed is also a party to financial instruments that are not reported on the Consolidated Statements of Financial Condition ("off balance sheet financial instruments"). Such off balance sheet financial instruments include commitments to originate loans, standby letters of credit, recourse arrangements and interest rate exchange agreements.

    Risks Associated with Financial Instruments

    Credit Risk

     Credit risk of a financial instrument is the possibility that a loss may result from the failure of another party to perform in accordance with the terms of the contract. The most significant credit risk associated with Cal Fed's financial instruments is concentrated in its loans receivable. Additionally, Cal Fed is subject to credit risk on certain off-balance sheet financial instruments. Cal Fed utilizes a loan monitoring system to evaluate the level of credit risk on its loan portfolio and utilizes a similar process for loans sold by Cal Fed with recourse and standby letters of credit. Cal Fed's credit risk with respect to interest rate exchange agreements is limited to the premium paid on interest rate cap and floor arrangements, and the amount of interest due from the counterparty.

    Market Risk

     Market risk of a financial instrument is the possibility that future changes in market prices may reduce the value of a financial instrument or increase the contractual obligations of Cal Fed. Cal Fed's market risk is concentrated in California Federal's portfolios of securities held for sale and loans receivable. California Federal's securities held for sale are traded in active markets. The values of these securities are susceptible to fluctuations in the general market. When a borrower fails to meet the contractual requirements of his loan agreement, Cal Fed is subject to the market risk of the collateral securing the loan.

    Interest Rate Risk

     Financial instruments are subject to interest rate risk to the extent that they reprice on a frequency, degree or basis that varies from market repricing. Cal Fed is subject to interest rate risk to the degree that its interest-earning assets reprice on a different frequency or schedule than its interest-bearing liabilities. A majority of Cal Fed's loans receivable and mortgage backed securities reprice based upon the FHLB Eleventh District cost of funds index ("COFI"). The repricing of COFI tends to lag market interest rates. Cal Fed closely monitors the pricing sensitivity of its financial instruments and, if deemed cost effective, utilizes hedging and other asset/liability techniques to mitigate the impact of interest rate risk.

    Concentrations of Credit Risk

     Cal Fed's lending activities are principally conducted in California and Cal Fed currently focuses on the origination of residential 1-4 loans. The largest concentration of Cal Fed's loan portfolio is located in the Los Angeles County area of California. The ability of Cal Fed's borrowers to repay their commitments is contingent on several factors, including the economic conditions in the borrower's geographic region, primarily Southern California, market interest rates, and upon the individual financial condition of the borrower.

    Fair Value of Financial Instruments

     SFAS No. 107 requires the disclosure of the fair value of financial instruments, whether or not recognized on the statement of financial condition, for which it is practicable to estimate the value. SFAS No. 107 requires that Cal Fed disclose estimated fair values for its financial instruments. Fair values, estimates and assumptions are set forth in Note 21 Fair Value of Financial Instruments.

    Derivative Financial Instruments

     Cal Fed's derivative financial instruments are primarily limited to interest rate exchange contracts and such contracts are predominantly utilized for hedging activities for existing assets and liabilities.

     Cal Fed uses several types of interest rate exchange contracts as an integral part of its asset/liability management program including (i) interest rate swaps, (ii) interest rate caps and (iii) interest rate floors. Interest rate exchange agreements have been utilized primarily to reduce interest rate risk on certain interest-bearing liabilities and interest-earning assets. Interest rate swap agreements are instruments in which Cal Fed and another party agree to exchange interest payments on a notional amount. When using interest rate cap agreements, Cal Fed pays another party a premium in exchange for cash payments on a notional amount in the event that a specified index exceeds a specified rate. When utilizing interest rate floors, Cal Fed pays a premium in exchange for cash payments on a notional amount in the event that a specified index is less than a specified rate. These premiums are amortized over the duration of the agreement. The notional amounts of interest rate exchange agreements are not reflected in the Consolidated Statements of Financial Condition, but are disclosed in the notes to these Consolidated Financial Statements. Cal Fed records interest income and expense on the accrual method for its interest rate exchange agreements. Changes in the value of interest rate exchange agreements that are designated as held for a purpose other than trading are not reflected in the Consolidated Financial Statements unless Cal Fed determined that it was probable that the counterparty would default. Interest rate exchange agreements that are designated as held for trading purposes are evaluated at fair value, and in the event that such evaluation indicates a net liability to Cal Fed, such liability is reflected on the Consolidated Statements of Financial Condition with a corresponding charge reflected on the Consolidated Statements of Operations. To the extent that Cal Fed is in a gain position, Cal Fed records net cash flow as income upon receipt and typically does not record unrealized gains as income.

   NEWLY ENACTED AND PROPOSED ACCOUNTING PRONOUNCEMENTS

     In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" ("SFAS No. 121"). SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that a long lived asset is determined to be impaired, an impairment loss shall be recognized. SFAS No. 121 prescribes that impairment losses for long-lived assets shall be measured as the amount by which the carrying amount of the asset exceeds its fair value. Additionally, SFAS No. 121 provides that long-lived assets, to be disposed by sale or abandonment, shall be reported at the lower of carrying amount or fair value less cost of disposition. This statement is effective for financial statements for fiscal years beginning after December 15, 1995; earlier application is permitted. SFAS No. 121 was adopted by Cal Fed on January 1, 1996 and did not have a material adverse effect on the financial position or results of operations.

     In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS No. 122"), an amendment of FASB Statement No. 65 "Accounting for Certain Mortgage Banking Activities" ("SFAS No. 65"). SFAS No. 122 amends SFAS No. 65 to remove the distinction in accounting for mortgage servicing rights resulting from originated loans and those resulting from purchased loans. Additionally, SFAS No. 122 requires that an enterprise with mortgage banking activities assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. SFAS No. 122 is to be applied prospectively to fiscal years beginning after December 15, 1995; earlier application is permitted. SFAS No. 122 was adopted during the first quarter of 1996. Cal Fed did not experience a material impact to its results of operations or financial condition from such implementation.

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. Examples are stock purchase plans, stock options, restricted stock, and stock appreciation rights. This Statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. Those transactions must be accounted for, or at least disclosed in the case of stock options, based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995. The disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995, or for an earlier fiscal year for which SFAS No. 123 is initially adopted for recognizing compensation cost. During 1996, Cal Fed had no stock-based employee compensation plans. In addition, Cal Fed did not enter into any transactions in which its equity instruments were used to acquire goods or services from non-employees. Therefore, SFAS No. 123 had no effect on the Financial Statements of Cal Fed.

     In November 1995, the FASB issued a Special Report ("Special Report") as an aid in understanding and implementing Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). The Special Report included such guidance that enabled Cal Fed to reassess the appropriateness of the classifications of all securities held and account for any resulting reclassifications at fair value in accordance with SFAS No. 115. During the fourth quarter of 1995, Cal Fed, in accordance with the Special Report, redesignated $17.2 million of MBS from "held to maturity" to "available for sale." Prior to December 31, 1995, Cal Fed sold such MBS for a loss of less than $0.1 million.

     In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). SFAS No. 125 establishes new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. SFAS No. 125 also establishes new accounting requirements for pledged collateral. As issued, SFAS No. 125 is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and earlier or retroactive application is not permitted. During 1996, the FASB issued Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of

Certain Provisions of FASB Statement No. 125" ("SFAS No. 127"). SFAS No. 127 defers for one year the effective date (a) of paragraph 15 of SFAS No. 125 and
(b) of paragraphs 9-12 and 237(b) of SFAS No. 125 for repurchase agreement, dollar-roll, securities lending, and similar transactions. SFAS No. 127 provides additional guidance on the types of transactions for which the effective date of SFAS No. 125 has been deferred. It also requires that if it is not possible to determine whether a transfer occurring during calendar-year 1997 is part of a repurchase agreement, dollar-roll, securities lending, or similar transaction, then paragraphs 9-12 of SFAS No. 125 should be applied to that transfer. Although the provisions of SFAS No. 125 as amended by SFAS No. 127 have not yet been adopted by Cal Fed, management does not expect such adoption to have a material impact on its consolidated financial statements.

   NOTE 2:  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     For the purposes of the Consolidated Statements of Cash Flows, Cal Fed defines cash as currency on hand and demand deposits with other financial institutions.


                                                                              1996              1995             1994
                                                                              ----              ----             ----
                                                                                       (DOLLARS IN MILLIONS)
Cash Paid (Received) During the Year for:
  Interest expense.....................................................     $674.4           $685.2           $557.8
  Income taxes refunded................................................      (11.2)            (1.6)            (8.5)
Non-Cash Investing and Financing Activities:
  Loan foreclosures....................................................      120.2            146.2            189.3
  Loans exchanged for mortgage-backed securities.......................        --             239.7            424.0
  Transfer of securities to available for sale.........................        --              17.2 (a)          --
  Change in unrealized gain on securities available for sale ..........        --              19.2            (27.5)
  Transfer of loans to held for sale ..................................       44.9             78.7          1,213.9 (b)

----------

(a) In November 1995, FASB issued the Special Report. During the fourth quarter of 1995, Cal Fed, in accordance with the Special Report, redesignated $17.2 million of MBS from "held to maturity" to "available for sale" and, prior to December 31, 1995, sold such MBS for a loss of less than $0.1 million.

(b) During 1994, Cal Fed designated $1.2 billion of performing and non-performing loans as assets held for accelerated disposition. This designation was made during 1994 as an integral part of Cal Fed's program to improve its capital position, reduce non-performing assets and improve its operating efficiency.

NOTE 3:  SHORT-TERM LIQUID INVESTMENTS

     Cal Fed's short-term liquid investments include certificates of deposit, commercial paper and Federal funds sold. The amount of short-term liquid investments held by Cal Fed at any point in time is a function of many factors including liquidity requirements, projected cash requirements and cash flows.

     The following table presents Cal Fed's short-term liquid investments at the dates indicated:




                                               DECEMBER 31, 1996                                  DECEMBER 31, 1995
                           ------------------------------------------------------  -----------------------------------------------
                                                                    WEIGHTED AVG.                                    WEIGHTED AVG.
                               CARRYING        WEIGHTED AVG.          MATURITY     CARRYING       WEIGHTED AVG.         MATURITY
                                 VALUE              RATE               (DAYS)       VALUE              RATE              (DAYS)
                                 -----              ----               ------       -----              ----              ------
                                             (DOLLARS IN MILLIONS)                              (DOLLARS IN MILLIONS)
Federal funds sold........        $69.0             6.08%                2          $70.0              5.80%                  2
Certificates of deposit...          --                 --               --            4.1               5.19                 27
                                  -----                                             -----
                                  $69.0             6.08%                           $74.1              5.77%
                                  =====                                             =====

     At December 31, 1996 and 1995 accrued interest and dividends receivable related to short-term liquid investments held to maturity were $0.1 million and $0.2 million, respectively.

NOTE 4:  SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

     Securities purchased under agreements to resell are collateralized by mortgage-backed securities at December 31, 1996 and by U.S. Treasury securities at December 31, 1995. The following table provides additional information on the agreements:


                                                                               DECEMBER 31,
                                                                     ---------------------------------
                                                                          1996             1995
                                                                          ----             ----
                                                                           (DOLLARS IN MILLIONS)
     Carrying value of agreements to resell........................         $1,310.1          $1,674.6
     Market value of collateral....................................          1,341.2           1,704.4
     Maximum amounts of outstanding agreements to resell
       at any month-end............................................          1,912.9           1,704.2
     Average amounts of outstanding agreements to resell
       for the year................................................          1,660.5           1,144.5
     Weighted average interest rate for the year...................            5.52%             5.99%
     Weighted average interest rate on year-end  balances..........            6.72%             6.01%
     Weighted average maturity of outstanding agreements
       to resell (days)............................................                3                11

     At December 31, 1996 and 1995, Cal Fed held only securities purchased under agreements to resell the identical securities. The securities collateralizing these agreements are held in the custodial accounts of a trustee, who is not a party to the agreement for Cal Fed for the duration of the agreements. The following table presents Cal Fed's securities purchased under agreements to resell, by counterparty, at the dates indicated:


                                                 DECEMBER 31,
                                        --------------------------
COUNTERPARTY                                 1996            1995
                                           (DOLLARS IN MILLIONS)
Lehman Brothers......................... $    263.0      $   700.7
Nomura Securities.......................      350.0          500.0
Bear Stearns............................      209.8          473.9
Paine Webber ...........................      407.3             --
Donaldson, Lufkin and Jenrette..........       80.0             --
                                        ----------- --------------
                                           $1,310.1       $1,674.6
                                        =========== ==============

     Accrued interest related to securities purchased under agreements to resell at December 31, 1996 and 1995 totaled $1.6 and $2.7 million, respectively.

NOTE 5: SECURITIES AVAILABLE FOR SALE

     The carrying values, market values and weighted average rate of securities available for sale at December 31, 1996 are as follows:





                                                                                             NET
                                                          UNREALIZED     UNREALIZED       UNREALIZED                   WEIGHTED
                               HISTORICAL    CARRYING      HOLDING        HOLDING          HOLDING         MARKET      AVERAGE
                                  COST         VALUE        GAINS          LOSSES       GAINS (LOSSES)     VALUE         RATE
                               ----------    --------     ----------     ----------     --------------     ------      --------
                                                                  (DOLLARS IN MILLIONS)
U.S. Treasury securities:
  Maturing after 1 year
     but within 5 years .......   $6.0         $6.0        $  --          $  --            $   --         $6.0           6.13%
                                  ====         ====        =====          =====            ======         ====

     The carrying values, market values and weighted average rate of securities available for sale at December 31, 1995 are as follows:


                                                                                            NET
                                                                                         UNREALIZED
                                                         UNREALIZED      UNREALIZED        HOLDING                         WEIGHTED
                             HISTORICAL   CARRYING         HOLDING         HOLDING         GAINS/           MARKET         AVERAGE
                                COST        VALUE           GAINS          LOSSES         (LOSSES)          VALUE            RATE
                                ----        -----           -----          ------          ------           -----            ----
                                                                    (Dollars in Millions)
U.S. Treasury securities:
  Maturing within 1 year.....  $150.0      $149.9          $   --          $(0.1)         $ (0.1)          $149.9           4.00%
  Maturing after 1 year
    but within 5 years.......    50.3        50.4             0.1              --            0.1             50.4           7.46
                              -------      ------          ------          ------         ------           ------
                               $200.3      $200.3          $  0.1          $(0.1)         $   --           $200.3           4.87%
                              =======      ======          ======          ======         ======           ======


     The table below presents the activity of securities available for sale for the periods presented:


                                                        YEAR ENDED DECEMBER 31,
                                         -----------------------------------------------------
                                                1996              1995             1994
                                                ----              ----             ----
                                                         (Dollars in Millions)
Balance, January 1......................      $ 200.3           $1,731.5          $894.7
Purchases...............................        221.0              202.9         1,519.2
Sales...................................       (259.3)            (969.4)         (670.2)
Transfers...............................           --               17.2 (a)          --
Maturities (b)..........................       (156.0)            (801.1)           22.2
Market value adjustment.................           --               19.2           (34.4)
                                             --------             -------       ---------
Balance, December 31....................     $    6.0             $200.3        $1,731.5
                                             ========             =======       =========

----------

(a) During 1995, Cal Fed transferred $17.2 million of mortgage-backed securities held to maturity to securities available for sale. See Note 6 Securities Held to Maturity for further information.

(b)  Maturities include amortization of premiums and accretion of discounts.

     Accrued interest receivable on securities available for sale at December 31, 1996 and December 31, 1995 totaled $0.1 million and $2.7 million, respectively.

     Proceeds from sales of securities available for sale during the years ended December 31, 1996, 1995 and 1994 were $261.6 million, $976.3, and $670.4 million, respectively.

     Cal Fed has pledged certain securities, including those available for sale, as collateral for advances from the Student Loan Mortgage Association ("SLMA") and various other borrowings. The following table presents the outstanding balances at Cal Fed's carrying value of securities pledged as collateral at December 31, 1996 and 1995, respectively.


                                                    DECEMBER 31,
                                             ---------------------------
                                                 1996          1995
                                                 ----
                                                (Dollars inMillions)
Pledged as collateral for:
  SLMA advances.............................  $     --         $124.9
  Other borrowings..........................       52.0          58.8
                                                  -----        ------
                                                  $52.0        $183.7
                                                  =====        ======

NOTE 6: SECURITIES HELD TO MATURITY

     Cal Fed's securities held to maturity have primarily consisted of MBS. Cal Fed also had an investment in a guaranteed investment contract which matured in 1995. Cal Fed's portfolio of MBS consists of securities issued by agencies of the United States, such as FNMA. The investments are purchased or are obtained by exchanging pools of mortgage loans for the securities ("securitized loans").

     Summarized below are securities held to maturity at December 31, 1996 and 1995:


                                                   1996                                           1995
                                ------------------------------------------     ------------------------------------------
                                            GROSS       GROSS                              GROSS       GROSS
                                CARRYING  UNREALIZED  UNREALIZED    MARKET     CARRYING  UNREALIZED  UNREALIZED   MARKET
                                  VALUE     GAINS       LOSSES       VALUE       VALUE      GAINS      LOSSES      VALUE
                                  -----     -----       ------       -----       -----      -----      ------     -----
                                                                                  (Dollars in Millions)
Mortgage-backed securities:
  FNMA ....................    $  1,038.2  $   6.2   $     (3.1)  $  1,041.3  $  1,192.7  $  17.9   $     (0.2)  $  1,210.4
  Cal Fed AA-rated
    mortgage pass-through
    securities ............         623.9      0.9         (2.4)       622.4       802.3      1.3         (5.2)       798.4
  Other ...................         301.8      0.4        (23.6)       278.6       371.7      1.5        (20.7)       352.5
                               ----------  -------   ----------   ----------  ----------  -------   ----------   ----------
                               $  1,963.9  $   7.5   $    (29.1)  $  1,942.3  $  2,366.7  $  20.7   $    (26.1)  $  2,361.3
                               ==========  =======   ==========   ==========  ==========  =======   ==========   ==========


     The weighted average interest rates of MBS held to maturity were 6.82% and 6.93% at December 31, 1996 and 1995, respectively. Accrued interest receivable related to MBS held to maturity outstanding at December 31, 1996 and 1995 totaled $11.2 million and $13.8 million, respectively. Cal Fed utilizes MBS as collateral for various borrowings. At December 31, 1996 and 1995, $1,374.1 and $1,316.3 million, respectively, of MBS, were pledged as collateral for various borrowings as follows:

                                                       DECEMBER 31,
                                                 -------------------------
                                                    1996            1995
                                                    ----            ----
                                                    (DOLLARS IN MILLIONS)
Pledged as collateral for:
  Advances from FHLB...........................    $  374.6         $255.9
  Repurchase agreements........................       975.7          908.9
  SLMA advances................................         --           108.6
  Other obligations............................        23.8           42.9
                                                 ----------       ---------
                                                   $1,374.1       $1,316.3
                                                 ==========       =========

     At December 31, 1996, Cal Fed had $924.9 million of securitized loans with some form of recourse to Cal Fed. In the unanticipated event the securitized loans are sold, purchasers would have varying forms of recourse to Cal Fed. The recourse provisions subject Cal Fed to varying degrees of liability in the event of loss. Cal Fed currently intends to hold its portfolio of mortgage-backed securities until maturity. The following table presents the composition of securitized loans with potential recourse, by collateral type, at December 31, 1996:


                                                               ORIGINAL           ORIGINAL
                                                            LOAN TO VALUE      LOAN TO VALUE
          SECURITIZED LOANS                 ORIGINAL          RATIO 80%          RATIO  80%
            WITH RECOURSE                 LOAN TO VALUE          WITH             WITHOUT
          COLLATERALIZED BY                RATIO = 80%          PMI (A)            PMI (A)          TOTAL
          -----------------               -------------     -------------      --------------       -----
                                                              (DOLLARS IN MILLIONS)
Residential 1-4 units.................       $537.5              $44.0              $ 8.9           $590.4
Multi-family property.................        331.8                --                 2.7            334.5
                                             ------              -----              -----           ------
                                             $869.3              $44.0              $11.6           $924.9
                                             ======              =====              =====           ======

----------

(a) Private mortgage insurance (PMI) provides limited insurance protection to Cal Fed in the event of default.

     Cal Fed periodically reviews the credit quality of its portfolio of MBS. In the case of securitized loans with recourse provisions, Cal Fed makes an assessment of the credit quality of the underlying loans. See Note 1 Summary of Significant Accounting Policies for a discussion of Cal Fed's loan monitoring policies.

     In November 1995, the FASB issued the Special Report as an aid to understanding and implementing SFAS No. 115. During the fourth quarter of 1995, Cal Fed, in accordance with the Special Report, redesignated $17.2 million of MBS from "held to maturity" to "available for sale" and, prior to December 31, 1995, sold such MBS for a loss of less than $0.1 million. There were no sales of MBS during the year ended December 31, 1994.

NOTE 7: LOANS RECEIVABLE HELD FOR SALE

     In order to manage its asset size, liquidity requirements, the composition and interest rate sensitivity of its interest-earning assets and other factors; Cal Fed originates certain fixed rate residential 1-4 loans for sale.

     At December 31, 1996 and 1995, the historical cost bases of loans receivable held for sale were $8.7 and $13.6 million, respectively. At December 31, 1996 and 1995, the market value of loans receivable held for sale were $8.7 million and $13.8 million, respectively. Market values, at December 31, 1996 and 1995, were based upon quotes of similar or identical loans.

     Gross unrealized gains on loans receivable held for sale were less than $0.1 million and $0.2 million at December 31, 1996 and 1995, respectively. Gross unrealized losses on loans receivable held for sale were less than $0.1 million at both December 31, 1996 and 1995. Proceeds from sales of loans receivable held for sale were $281.1 million, $183.2 million, and $1,099.4 million for the years ended December 31, 1996, 1995 and 1994, respectively.

     The following table summarizes the gains and losses recorded for the periods presented for loans receivable:


                                                                   DECEMBER 31,
                                                      --------------------------------
                                                       1996         1995         1994
                                                      ------       ------       ------
                                                           (DOLLARS IN MILLIONS)
Realized gains from sales of loans receivable......... $1.4         $0.3         $1.0
Realized losses from sales of loans receivable........ (0.7)        (0.6)        (0.5)
                                                      -----        -----        -----
Net gains (losses) ................................... $0.7        $(0.3)       $ 0.5
                                                      =====        =====        =====

NOTE 8: LOANS RECEIVABLE HELD FOR INVESTMENT

     Loans receivable held for investment consist of the following:


                                                                                            DECEMBER 31,
                                                                                 -------------------------------
                                                                                       1996             1995
                                                                                       ----             ----
                                                                                        (DOLLARS IN MILLIONS)
Loans secured by real estate:
  Residential 1-4.............................................................       $ 8,253.1        $ 7,277.6
  Equity......................................................................            57.4             64.1
                                                                                   -----------        ---------
                                                                                       8,310.5          7,341.7
  Income property:
     Multi-family.............................................................         1,249.4          1,346.2
     Shopping centers.........................................................            69.1             81.8
     Office buildings.........................................................           145.6            168.9
     Other income property....................................................           272.5            291.3
                                                                                   -----------        ---------
       Total income property..................................................         1,736.6          1,888.2
                                                                                   -----------        ---------
                Total loans secured by real estate............................        10,047.1          9,229.9
Consumer:
     Mobile homes.............................................................            53.0             66.3
     Vehicles.................................................................             2.1             21.5
     Equity creditline........................................................           117.4            137.8
     Unsecured................................................................            14.1             14.6
     Loans secured by deposits................................................             8.1              9.4
                                                                                   -----------        ---------
     Total consumer loans.....................................................           194.7            249.6
                                                                                   -----------        ---------
 Business Banking ............................................................            16.9              --
                                                                                   -----------        ---------
                                                                                      10,258.7          9,479.5
 Less:
     Undisbursed loan funds...................................................            (0.3)             0.1
     Deferred loan (costs) fees...............................................           (26.2)           (13.9)
     Allowance for loan losses................................................           173.1            181.0
     Unearned interest on equity/consumer loans...............................             --               1.3
     Discount on acquired loans...............................................             4.0              7.4
                                                                                   -----------        ---------
                Total loans receivable........................................        10,108.1          9,303.6
                Less: Loans held for sale (see Note 7)........................             8.7             13.6
                                                                                   -----------        ---------
                Loans receivable held for investment..........................       $10,099.4         $9,290.0
                                                                                   ===========        =========

     Certain of Cal Fed's adjustable loan programs allow the borrower to make monthly payments which are lower than the amount required to amortize the loan until its maturity in any particular month. In the event that the monthly payment is not sufficient to pay the interest accruing during the month, the deficiency is added to the loan's principal balance ("negative amortization"). In the event that a loan incurs significant negative amortization, there is an increased risk that the market value of the underlying collateral on the loan may be insufficient to fully satisfy the outstanding principal and interest should the borrower default.

     At December 31, 1996 and 1995, Cal Fed's loan portfolio included $4.8 billion and $4.7 billion, respectively, of loans with the potential to negatively amortize, of which $0.9 billion and $1.4 billion of loans have some amount of negative amortization.

     Accrued interest receivable related to loans receivable including loans held for sale at December 31, 1996 and 1995 totaled $61.0 million and $60.1 million, respectively.

     Cal Fed has pledged certain loans as collateral for advances from the FHLB, letters of credit, interest rate swaps, and capital lease obligations. The following table presents the outstanding balance of loans pledged as collateral at December 31, 1996 and 1995:


                                                     DECEMBER 31,
                                               -------------------------
                                                 1996              1995
                                                ----               ----
                                                 (DOLLARS IN MILLIONS)
     Pledged as collateral for:
       Advances from FHLB..................    $3,895.3          $3,322.1
       Letters of credit from FHLB.........        23.3              52.3
       Interest rate swap agreements.......         --                --
       Capital lease obligations...........         6.6               8.7
                                               --------          --------
                                               $3,925.2          $3,383.1
                                               ========          ========

     Cal Fed's loans are concentrated in (i) loans secured by residential property of 1-4 units, (ii) loans with collateral located in California and
(iii) loans secured by residential property of five units or more. The following table shows the concentrations of the gross real estate secured portfolio by state and property type:


                                                                                                  INCOME PROPERTY
                                                                                 -----------------------------------------------
                               RESIDENTIAL 1-4                EQUITY                 MULTI-FAMILY               COMMERCIAL (b)
                             ------------------        ------------------        ------------------           ------------------
                                DECEMBER 31,               DECEMBER 31,              DECEMBER 31,                DECEMBER 31,
                             ------------------        ------------------        ------------------           ------------------
State                        1996          1995        1996          1995        1996          1995           1996          1995
-----                        ----          ----        ----          ----        ----          ----           ----          ----
                                                              (Dollars in Millions)
California.............    $7,146.0      $6,288.9     $46.6         $49.5      $1,155.0      $1,234.6        $467.0        $512.7
Florida................       389.6         456.4       8.3          11.3          26.0          31.5           9.6          14.8
Nevada.................       201.0         183.4       2.4           2.9          36.0          41.7           4.8           6.3
Georgia................        67.5          79.6       0.1           0.1           7.6           7.9           1.9           2.0
New York...............        32.2          34.4       --            --            0.1           0.1           --            --
Arizona................        31.4          16.1       --            0.1          14.8          15.3           0.7           1.6
New Jersey.............        33.9          32.5       --            --            --            --            --            --
Texas..................        46.3          24.8       --            --            1.6           2.5           --            0.6
Connecticut............        30.1          21.0       --            --            --            --            --            --
Washington.............        32.6          13.5       --            --            4.8           4.9           --            --
Colorado...............        35.3          16.4       --            --            --            --            1.4           1.6
Illinois...............        23.5          11.3       --            0.1           0.9           1.1           --            --
Other (a)..............       183.7          99.3       --            0.1           2.6           6.6           1.8           2.4
                           --------      --------     -----         -----      --------      --------        ------        ------
                           $8,253.1      $7,277.6     $57.4         $64.1      $1,249.4      $1,346.2        $487.2        $542.0
                           ========      ========     =====         =====      ========      ========        ======        ======

----------

(a) Includes states with aggregate gross real estate loans that are less than $23 million.

(b)  Includes shopping centers, office buildings and other income property.


     The majority of Cal Fed's California real estate loans are secured by property located in Los Angeles, Orange, and San Diego counties.

     At December 31, 1996, the largest amount of loans to a single borrower totaled $38.5 million. The collateral for the loan is a 225,000-square foot office building occupied entirely by certain of Cal Fed's operating and administrative departments and subject to a lease for the life of the loan.

Impaired and Non-Performing Loans

     Cal Fed identifies impaired loans through its loan monitoring process. See
Note 1 Summary of Significant Accounting Policies for further information about Cal Fed's loan monitoring process. Cal Fed stratifies its review procedures by loans that are reviewed on an individual basis, and those that are treated as homogenous pools. Loans that are considered to be homogenous are evaluated on the basis of their payment record and/or on a pool basis. All homogenous loans that are 90 days or more delinquent or are in foreclosure are automatically placed on non-performing status. Additionally, homogenous loans that have had a modification of terms are individually reviewed to determine if they meet the definition of a troubled debt restructuring.

     Loans that are individually monitored are determined to be impaired if it is determined that it is probable that Cal Fed will be unable to collect the contractual amount of principal and interest owed to Cal Fed. Cal Fed's policy allows for a loan to be designated as impaired even if the borrower has currently fulfilled his repayment obligations. Loans are normally designated as impaired if delinquent 90 days or more, in foreclosure or if the borrower has filed for bankruptcy. If a loan is designated as impaired, the loan is either placed on non-accrual status or designated as a restructured loan and is included as a non-performing loan. Cash collected on impaired loans on non-accrual status is generally applied as a reduction to the carrying value of the loan.

     Cal Fed has identified two types of non-performing loans within its portfolio: non-accrual loans and restructured loans. The following table summarizes Cal Fed's gross non-performing loans by property type at the dates indicated:





                                                                        DECEMBER 31,
                                ---------------------------------------------------------------------------------------------
                                                   1996                                               1995
                                --------------------------------------------         ----------------------------------------
                                NON-ACCRUAL       RESTRUCTURED        TOTAL          NON-ACCRUAL       RESTRUCTURED     TOTAL
                                -----------       ------------        -----          -----------       ------------     -----
                                                                (DOLLARS IN MILLIONS)
Residential 1-4...............     $ 62.1              $1.9           $64.0        $     99.6              $3.0         $102.6
Income property:
  Multi-family................       50.5               --             50.5              86.3               0.3           86.6
  Shopping centers............        3.4               --              3.4               1.3               --             1.3
  Office buildings............        5.7               --              5.7               8.8               --             8.8
  Hotels/motels...............        --                --              --                --                --             --
  Other income property.......        6.0               1.3             7.3               6.8               --             6.8
                                  -------             -----         -------           -------             -----        -------
     Total income property....       65.6               1.3            66.9             103.2               0.3          103.5
                                  -------             -----         -------           -------             -----        -------
Consumer......................        1.9               --              1.9               3.5               --             3.5
                                  -------             -----         -------           -------             -----        -------
                                   $129.6              $3.2          $132.8            $206.3              $3.3         $209.6
                                  =======            =====          =======           =======             =====         =======
Interest not recognized.......     $ 10.3              $--           $ 10.3            $ 10.6              $--         $  10.6
                                  =======            =====          =======           =======             =====         =======

     For each of the years ended December 31, 1996 and 1995, interest income of less than $0.1 million was recorded on restructured loans. This was less than $0.1 million lower than what would have been recorded if the restructured loans had been performing in accordance with their original contractual terms.

     The following table summarizes Cal Fed's concentration of gross non-accrual and restructured loans by state as of the dates indicated:




                                                                 DECEMBER 31,
                         ----------------------------------------------------------------------------------------------------
                                       NON-ACCRUAL                                         RESTRUCTURED
                         ----------------------------------------------         ---------------------------------------------
        STATE                   1996                       1995                       1996                       1995
        -----            -------------------        -------------------         ------------------          -----------------
                                                          (DOLLARS IN MILLIONS)
California............    117.5         90.6%       $188.7         91.5%        $3.2         100.0%         $3.1         94.0%
Florida...............      6.4          4.9           8.5          4.1          --            --            --           --
Nevada................      2.1          1.6           3.5          1.7          --            --            0.2          6.0
Georgia...............      0.4          0.4           1.2          0.6          --            --            --           --
Texas.................      --           --            1.0          0.5          --            --            --           --
Arizona...............      --           --            0.4          0.2          --            --            --           --
Other.................      3.2         2.5            3.0          1.4          --            --            --           --
                         ------        -----        ------        -----         ----         -----        ------        -----
                         $129.6        100.0%       $206.3        100.0%        $3.2         100.0%       $  3.3        100.0%
                         ======        =====        ======        =====         ====         =====        ======        =====

     The following table presents impaired loans with specific allowances and impaired loans without specific allowances by property type and by the method that impairment is determined at the dates indicated:


                                                                            DECEMBER 31, 1996
                                                                 ----------------------------------------
                                                                   GROSS         SPECIFIC           NET
                                                                   AMOUNT        ALLOWANCE        AMOUNT
                                                                 ---------      -----------      --------
                                                                          (DOLLARS IN MILLIONS)
Impairment Measured By Individual Review:
Impaired Loans with Specific Allowances:
  Multi-family.........................................            $50.4          $ (6.7)         $ 43.7
  Commercial real estate:
     Office buildings..................................              5.7            (2.0)            3.7
     Shopping centers..................................              3.4            (0.2)            3.2
     Industrial........................................              5.1            (0.4)            4.7
     Other.............................................              0.9            (0.2)            0.7
                                                                 ---------      -----------      --------
  Total commercial real estate.........................             15.1            (2.8)           12.3
                                                                 ---------      -----------      --------
Total impaired loans with specific allowances..........             65.5            (9.5)           56.0
                                                                 ---------      -----------      --------
Impaired Loans without Specific Allowances:
  Residential 1-4......................................              1.9             --              1.9
  Commercial real estate...............................              1.4             --              1.4
                                                                 ---------      -----------      --------
Total impaired loans without specific allowances.......              3.3             --              3.3
                                                                 ---------      -----------      --------
Total impaired loans measured by individual review.....             68.8            (9.5)           59.3
                                                                 ---------      -----------      --------
Impairment Measured on a Pool Basis:
  Residential 1-4......................................             62.1             --             62.1
  Consumer.............................................              1.9             --              1.9
                                                                 ---------      -----------      --------
                                                                    64.0             --             64.0
                                                                 ---------      -----------      --------
Total impaired loans...................................           $132.8           $(9.5)         $123.3
                                                                 =========      ===========      ========

     Cal Fed has designated all impaired loans at December 31, 1996 as non-accrual or as a troubled debt restructuring. For all impaired loans, Cal Fed evaluates the need for a specific allowance by comparing the fair value of the related collateral to the net recorded investment in the loan. For all impaired loans where the fair value of the related collateral is less than the net recorded investment in the loan, Cal Fed allocates a specific allowance equal to the excess of the net recorded investment in the loan over the fair value of the related collateral with consideration given to holding and selling costs. All uncollected interest relating to impaired loans has been fully reversed from income. At December 31, 1996, Cal Fed had designated $25.7 million of loans as impaired that were performing in accordance with their contractual terms. Cal Fed applies cash collections from impaired loans as a reduction of the loan's carrying amount. The average recorded investment in the impaired loans was $173.8 million for the year ended December 31, 1996. During the year ended December 31, 1996, Cal Fed recognized $2.3 million of interest income on impaired loans.

     Allowance for Loan Losses

     Cal Fed's policies for providing the appropriate level of allowance for loan losses are discussed further in Note 1 Summary of Significant Accounting Policies.

     The following table presents an analysis of the general and specific allowances at the dates presented:





                                        DECEMBER 31, 1996                               DECEMBER 31, 1995
                                   --------------------------       -----------------------------------------------------
                                    SPECIFIC        GENERAL                        SPECIFIC        GENERAL
                                    ALLOWANCE      ALLOWANCE         TOTAL        ALLOWANCE       ALLOWANCE        TOTAL
                                   -----------    -----------       -------      -----------     -----------      -------
                                                                    (DOLLARS IN MILLIONS)
Real estate:
  Residential 1-4.........            $ --          $ 45.0          $ 45.0          $ --           $ 45.0        $  45.0
  Income property.........             11.7           96.4           108.1           24.3            90.0          114.3
                                   -----------    -----------       -------      -----------     -----------      -------
       Total real estate..             11.7          141.4           153.1           24.3           135.0          159.3
Consumer..................              --            10.0            10.0            --             11.7           11.7
Unallocated...............              --            10.0            10.0            --             10.0           10.0
                                   -----------    -----------       -------      -----------     -----------      -------
       Total..............            $11.7         $161.4          $173.1          $24.3          $156.7         $181.0
                                   ===========    ===========       =======      ===========     ===========      ========

                                     F-24

     Activity in the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 is summarized as follows:


                                                                                 1996         1995          1994
                                                                                ------       ------        ------
                                                                                      (DOLLARS IN MILLIONS)
Balance, January 1,....................................................         $181.0       $211.6        $254.3
Provision for losses...................................................           41.3         31.8          74.9
Increase in general allowances from acquisitions ......................            0.6          --            --
Charge-offs:
  Real estate:
     Residential 1-4...................................................          (28.1)       (24.8)        (19.5)
     Income property:
       Multi-family....................................................          (18.4)       (30.2)        (56.1)
       Shopping centers................................................            --          (4.9)         (0.9)
       Office buildings................................................           (2.3)        (5.5)        (15.2)
       Hotels/motels...................................................            --           --          (11.6)
       Other income property...........................................           (0.6)        (1.6)         (6.2)
                                                                                ------       ------        ------
          Total income property........................................          (21.3)       (42.2)        (90.0)
                                                                                ------       ------        ------
  Total real estate....................................................          (49.4)       (67.0)       (109.5)
  Commercial banking...................................................            --           --           (6.8)
  Consumer.............................................................           (8.0)        (5.4)         (7.0)
                                                                                ------       ------        ------
     Total Charge-offs.................................................          (57.4)      ( 72.4)       (123.3)
                                                                                ------       ------        ------
Recoveries:
  Real estate:
     Residential 1-4...................................................            4.2          3.1           0.9
     Income property:
       Multi-family....................................................            1.7          5.2           0.9
       Shopping centers................................................            --           0.1           --
       Office buildings................................................            0.1          0.4           0.3
       Hotels/motels...................................................            --           --            --
       Other income property...........................................            0.1          --            0.4
                                                                                ------       ------        ------
          Total income property........................................            1.9          5.7           1.6
                                                                                ------       ------        ------
  Total real estate....................................................            6.1          8.8           2.5
  Commercial banking...................................................            --           --            2.1
  Consumer.............................................................            1.5          1.2           1.1
                                                                                ------       ------        ------
     Total recoveries..................................................            7.6         10.0           5.7
                                                                                ------       ------        ------
Net charge-offs........................................................          (49.8)       (62.4)       (117.6)
                                                                                ------       ------        ------
Balance, December 31,..................................................         $173.1       $181.0        $211.6
                                                                                ======       ======        ======

     During the normal course of business, Cal Fed has securitized and/or sold certain loans with recourse. Estimated probable loan losses and related costs of collection and repossession are provided for at the time of such sales and are periodically reevaluated. Cal Fed evaluates the credit risk of loans sold with recourse in the same manner as it reviews its own portfolio of loans. Cal Fed has accrued an allowance for potential future losses on loans sold with recourse. Such allowance is included with "Other liabilities" on the Consolidated Statements of Financial Condition.

     A summary of the outstanding balance of loans sold with recourse at December 31, 1996 follows:


                                                              RESIDENTIAL       INCOME
                                                                  1-4          PROPERTY        TOTAL
                                                              -----------      --------       -------
                                                                   (DOLLARS IN MILLIONS)
Loans with original loan to value ratio less than or
  equal to 80%.........................................          $103.1         $232.8        $335.9
Loans with original loan to value ratio greater than 80%
  With PMI.............................................             1.6            --            1.6
  Without PMI..........................................            22.7           25.9          48.6
                                                              -----------      --------       -------
                                                                 $127.4         $258.7        $386.1
                                                              -----------      --------       -------

     Cal Fed has obtained credit insurance for $333.1 million of residential loans sold with recourse not included in the amounts above. The amount of Cal Fed's liability on these loans was limited to $2.4 million at December 31, 1996. The insurance was obtained to limit Cal Fed's risk of loss on these loans. The fair value of Cal Fed's potential obligation for recourse or guarantees on loans sold with recourse at December 31, 1996 and 1995 was determined to approximate the value of the liability established by Cal Fed for the potential cost of such obligations, which totaled $9.7 million and $11.5 million at December 31, 1996 and December 31, 1995, respectively.

     At December 31, 1996, $3.5 billion of loans owned by others were serviced by Cal Fed (virtually all of which were originated by Cal Fed) compared to $3.8 billion and $4.5 billion at December 31, 1995 and 1994, respectively.

     Loan servicing fees, which are included as a component of "Fee income" on the Consolidated Statements of Operations, totaled $10.9 million, $12.4 million, and $14.6 million for the years ended December 31, 1996, 1995 and 1994, respectively.

     Fair Value of Loans Receivable

     The fair value information presented below represents Cal Fed's estimate of the fair value of its loans held for investment. The assumptions inherent in these fair value estimates may be found in Note 21 Fair Value of Financial Instruments.


                                                 DECEMBER 31, 1996                      DECEMBER 31, 1995
                                          ---------------------------------      --------------------------------
                                          BOOK VALUE (A)        FAIR VALUE       BOOK VALUE (A)        FAIR VALUE
                                          --------------       ------------      --------------        ----------
                                                                  (DOLLARS IN MILLIONS)
Residential 1-4 loans:
  Fixed.........................            $ 1,511.3           $ 1,524.7           $   994.1           $   996.6
  Adjustable....................              6,755.7             6,863.8             6,295.3             6,293.1
                                          --------------       ------------      --------------        ----------
     Total residential 1-4
       loans....................              8,267.0             8,388.5             7,289.4             7,289.7
Multi-family loans..............              1,181.4             1,143.6             1,269.7             1,230.6
Commercial real estate loans....                449.2               439.6               494.3               485.0
Consumer loans..................                184.9               190.8               236.6               240.8
Business banking loans .........                 16.9                17.1                 --                  --
                                          --------------       ------------      --------------        ----------
     Total loans held for
       investment.............              $10,099.4           $10,179.6            $9,290.0            $9,246.1
                                          ==============       ============      ==============        ==========

----------

(a) Book value is presented net of undisbursed loan funds, discounts, deferred items and allowances for loan losses.

NOTE 9: REAL ESTATE HELD FOR SALE

     Cal Fed's real estate held for sale is comprised of REO and REI.

     A summary of real estate held for sale, net of allowance for losses, follows:


                                                 DECEMBER 31,
                                             ---------------------
                                              1996           1995
                                             ------         ------
                                              (DOLLARS IN MILLIONS)
Residential 1-4.........................      $11.3          $47.3
Multi-family............................        1.2            1.5
Office buildings........................        0.1            0.3
Hotels/motels...........................        --             --
Other income property...................        0.3            0.4
                                             ------         ------
                                              $12.9          $49.5
                                             =======        ======

     The following table presents Cal Fed's real estate held for sale by state and property type at December 31, 1996:


                                RESIDENTIAL      MULTI-         OFFICE       COMMERCIAL/
                                 1-4 UNITS       FAMILY       BUILDINGS      INDUSTRIAL    TOTAL
                                ------------     ------       ---------      -----------  -------
                                                       (DOLLARS IN MILLIONS)
California.................        $10.8          $1.2           $0.1            $0.3      $12.4
Florida....................          0.3           --             --              --         0.3
New York...................          0.2           --             --              --         0.2
                                  ------          ----         ------         -------      ------
Total......................        $11.3          $1.2           $0.1            $0.3      $12.9
                                  ======          ====         ======         =======      ======

REO........................        $ 9.8          $1.2           $0.1            $0.3      $11.4
REI........................          1.5           --             --              --         1.5
                                  ------          ----           ----         -------      ------
Total......................        $11.3          $1.2           $0.1            $0.3      $12.9
                                  ======          ====           ====         =======      ======

     The operating results of real estate held for sale are summarized below:


                                                                       YEAR ENDED DECEMBER 31,
                                                                  ------------------------------------
                                                                   1996           1995          1994
                                                                  ------         ------       --------
                                                                        (DOLLARS IN MILLIONS)
(Losses) gains from the sale of real estate and other
  net operating income.................................           $(3.5)         $(15.4)      $  33.8
(Provision for) recoveries of losses on real estate....            (5.0)            7.4         (79.7)
                                                                  ------         ------       --------
                                                                  $(8.5)        $  (8.0)       $(45.9)
                                                                  ======         ======       ========

     The following table presents the activity in the allowance for losses on real estate held for sale:


                                            YEAR ENDED DECEMBER 31,
                                      -------------------------------------
                                       1996            1995           1994
                                      ------          ------         ------
                                               (DOLLARS IN MILLIONS)
Balance, January 1 ..................  $39.1           $95.7        $ 121.6
Provision for (recoveries of) losses.    5.0            (7.4)          79.7
Net charge-offs......................  (33.2)          (49.2)        (105.6)
                                      ------          ------         ------
Balance, December 31.................  $10.9           $39.1       $   95.7
                                       =====           =====       ========

NOTE 10: FEDERAL HOME LOAN BANK STOCK

     Cal Fed's investment in Federal Home Loan Bank of San Francisco ("FHLB") stock at December 31, 1996 and 1995 was $166.8 million and $135.7 million, respectively. The FHLB provides a central credit facility for member institutions. As a member of the FHLB system, Cal Fed is required to own capital stock in the FHLB in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid home loans, home purchase contracts and similar obligations at the end of each calendar year, assuming for such purposes that at least 30% of its assets were home mortgage loans, or 5% of its advances (borrowings) from the FHLB. Cal Fed was in compliance with this requirement at December 31, 1996. The fair value of Cal Fed's FHLB stock approximates book value due to Cal Fed's ability to redeem such stock with the FHLB at par value.


NOTE 11: PREMISES AND EQUIPMENT

     Premises and equipment consists of the following:


                                                      DECEMBER 31,
                                             ----------------------------
                                                   1996         1995
                                                (DOLLARS IN MILLIONS)
     Land...................................     $ 11.6       $  12.0
     Buildings..............................       96.5         103.8
     Furniture and equipment................       94.7         102.6
                                                -------       -------
                                                  202.8         218.4
     Less accumulated depreciation..........     (143.9)       (147.2)
                                                 ------       -------
                                                 $ 58.9       $  71.2
                                                 ======       =======

     Cal Fed has operating lease commitments on certain premises and equipment. Lease expense, net of sublease income, totaled $25.2 million, $25.5 million, and $30.7 million for the years ended December 31, 1996, 1995 and 1994, respectively. Sublease income totaled $9.7 million, $9.8 million, and $10.3 million for the years ended December 31, 1996, 1995 and 1994, respectively.

     Annual minimum lease commitments at the dates presented were:


                                                     DECEMBER 31,
                                               ------------------------
                                                   1996         1995
                                                 (DOLLARS IN MILLIONS)
     Within one year........................     $  21.9      $  22.3
     Within two years.......................        21.2         21.7
     Within three years.....................        23.0         20.2
     Within four years......................        22.1         23.4
     Within five years......................        23.4         22.9
     Thereafter.............................       140.6        160.2
                                                 -------      -------
                                                  $252.2       $270.7
                                                 =======      =======

NOTE 12: ACCELERATED DISPOSITION OF ASSETS

     During 1994, Cal Fed completed the accelerated disposition of $1.3 billion of performing and non-performing assets (the "1994 Bulk Sales"). The assets included in the 1994 Bulk Sales included loans receivable and REO. The loans receivable were transferred from the portfolio of loans held for investment to "held for accelerated disposition" as an integral part of Cal Fed's 1994 program to raise capital, reduce non-performing assets and improve operating efficiency. The 1994 Bulk Sales were designed to reduce Cal Fed's non-performing assets and reduce Cal Fed's exposure to certain performing loans with higher risk profiles than Cal Fed wished to retain in its portfolio. In selecting performing loans for the 1994 Bulk Sales, Cal Fed considered the credit risk inherent in the loan, the concentration that certain loans possessed because of the geographic location of the collateral, the size of the loan and/or the overall relationship with certain borrowers. A substantial amount of the performing loans sold as part of the 1994 Bulk Sales were classified as substandard or designated as special mention. Cal Fed recorded a $274.8 million loss from the 1994 Bulk Sales. Cal Fed recorded $60.4 million of charge-offs, relating to previously established specific allowances, on loans receivable included in the 1994 Bulk Sales.

NOTE 13: DEPOSITS

     Cal Fed obtains deposits primarily through a network of full service branches located in California and Nevada. Deposits obtained by Cal Fed are insured by the SAIF of the FDIC up to a maximum of $100,000 for each depositor.

     A summary of deposit balances and weighted average rates at the dates indicated follows:

                                              DECEMBER 31, 1996              DECEMBER 31, 1995
                                           -----------------------        -----------------------
                                            BALANCE          RATE           BALANCE         RATE
                                           ---------        ------        -----------      ------
                                                             (DOLLARS IN MILLIONS)
Passbook accounts ......................   $  424.1          2.21%           $509.7         2.22%
Money market accounts ..................    2,072.4          2.94           2,008.4         2.65
Non-interest bearing commercial.........      324.3            --             216.9           --
                                           --------                        --------
                                            2,820.8                         2,735.0
Certificate accounts:
  2.00% to 2.99%........................       10.6          2.77              16.5         2.86
  3.00% to 3.99% .......................        3.9          3.12              22.5         3.34
  4.00% to 4.99% .......................      146.0          4.73             208.2         4.61
  5.00% to 5.99% .......................    5,123.1          5.53           2,545.3         5.49
  6.00% to 6.99% .......................      538.3          6.35           3,630.4         6.26
  7.00% to 7.99% .......................      274.5          7.08             293.0         7.13
  8.00% to 8.99% .......................        1.1          8.12              23.3         8.45
  9.00% to 9.99% .......................         --            --               2.5         9.29
                                           --------                        --------
     Total certificate accounts ........    6,097.5          5.65           6,741.7         5.95
                                           --------                        --------
                                           $8,918.3          4.64%         $9,476.7         4.87%
                                           ========                        ========

     Deposit maturities are summarized as follows at the dates indicated:


                                                            DECEMBER 31,
                                                     -------------------------
                                                        1996           1995
                                                        ----           ----
                                                       (DOLLARS IN MILLIONS)
Maturing within one year............................  $6,522.2       $8,216.6
Maturing after one year and within two years........   1,890.5          946.6
Maturing after two years and within three years.....     360.0          196.2
Maturing after three years and within four years....      68.0           53.6
Maturing after four years and within five years.....      63.4           26.6
Thereafter..........................................      14.2           37.1
                                                      --------       --------
                                                      $8,918.3       $9,476.7
                                                      ========       ========

     Jumbo certificates and other deposit accounts with balances of $100,000 or greater included in the above table had the following remaining contractual maturities:

                                                          AT DECEMBER 31,
                                                    ---------------------------
                                                        1996           1995
                                                        ----           ----
                                                       (DOLLARS IN MILLIONS)
3 months or less ..................................  $  862.3         $789.5
Over 3 months but within 6 months..................     255.1          247.2
Over 6 months but within 12 months.................     458.9          369.9
Over 12 months.....................................      67.4          112.2
                                                     --------       --------
                                                     $1,643.7       $1,518.8
                                                     ========       ========

     At December 31, 1996, Cal Fed had $254.8 million of brokered deposits. At December 31, 1995, Cal Fed had $273.8 million of brokered deposits. Accrued interest payable on deposits at December 31, 1996 and 1995 was $2.8 million and $10.8 million, respectively, which is included in "Interest payable" on the Consolidated Statements of Financial Condition.

     On August 4, 1994, Cal Fed completed the sale of 44 branches located in Florida and Georgia ("Southeast Division"). At the time of the sale, the Southeast Division had deposits totaling approximately $3.9 billion. Cal Fed received a 4.10% deposit premium from the sale which contributed to a net gain of $135.0 million recorded from the sale.

     During the second quarter of 1996, Cal Fed sold six branches located in San Diego County, California, with deposits totaling approximately $380 million. The sale of the branches resulted in a net gain of $12.0 million. The $12.0 million gain is included with "Other income" in the Consolidated Statements of Operations.

     A summary of interest expense by deposit type is summarized in the table below for the years indicated:


                                                        AT DECEMBER 31,
                                                -------------------------------
                                                1996         1995          1994
                                                ----         ----          ----
                                                     (DOLLARS IN MILLIONS)
Passbook accounts.........................    $  9.6        $ 11.1       $ 14.9
Money market and NOW accounts.............      60.4          55.3         60.2
6-Month certificates......................      29.9          26.2         27.8
9-Month to 1-Year certificates............     103.0         133.5        113.5
Other certificates........................     227.7         215.5        174.4
                                              ------        ------       ------
                                              $430.6        $441.6       $390.8
                                              ======        ======       ======

     Savings deposit fees, which are included as a component of "Fee income" in the Consolidated Statements of Operations, totaled $30.5 million, $25.4 million, and $25.2 million for the years ended December 31, 1996, 1995 and 1994, respectively.

NOTE 14: ADVANCES FROM FEDERAL HOME LOAN BANK

     FHLB advances totaling $3,111.0 million at December 31, 1996 and $2,671.0 million at December 31, 1995, principally adjustable rate, fixed term, with interest rates ranging from 5.50% to 9.71%, are secured by MBS and certain mortgage loans aggregating $4.3 billion and $3.6 billion at December 31, 1996 and 1995, respectively. The rates of the FHLB advances primarily reprice based upon the LIBOR index and therefore are sensitive to its volatility. Accrued interest payable on FHLB advances was $16.6 million at both December 31, 1996 and 1995. The accrued interest on FHLB advances is included with "Interest payable" on the Consolidated Statements of Financial Condition.

     A summary of maturities of FHLB advances and weighted average interest rates at December 31, 1996 and 1995 follows:

                                              1996                 1995
                                              ----                 ----
                                        AMOUNT     RATE      AMOUNT     RATE
                                       --------    ----     --------    ----
                                                (DOLLARS IN MILLIONS)
Maturing in one year................   $3,100.0    5.66%    $  880.0    6.16%
Maturing in two years...............         --      --      1,780.0    5.98
Maturing in three years.............       11.0    9.71           --     --
Maturing in four years..............         --      --         11.0    9.71
Maturing in five years..............         --      --           --     --
                                       --------             --------
                                       $3,111.0    5.67%    $2,671.0    6.06%
                                       ========             ========

     At December 31, 1996, Cal Fed had credit availability with the FHLB which allows borrowings up to 35% of Cal Fed's assets, subject to the balance of pledged collateral, with terms up to ten years in the form of FHLB Advances and Letters of Credit.

     During 1995, $1.6 billion of Cal Fed's FHLB advances, utilized as a funding source for the sale of the Southeast Division, matured and $0.3 billion matured in January 1996. Those borrowings bore an interest rate based upon the one month LIBOR plus 0.27%. When those borrowings matured, the FHLB offered to renew them. In order to reduce the cost of those borrowings, Cal Fed entered into an interest rate swap agreement which reduces the cost of the advances to approximately the one month LIBOR plus 0.20%. The interest rate swap agreement was established such that the index which determines the interest that Cal Fed receives is identical to the index that Cal Fed pays relative to the FHLB Advances. The notional amount of the swaps totaled $1.5 billion at December 31, 1995 and $1.8 billion at December 31, 1996 and the maturity of the swaps is identical to that of the FHLB advances. The counterparty to the interest rate swaps is an internationally recognized broker-dealer.

NOTE 15: SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     The securities sold under agreements to repurchase ("reverse repurchase agreements") were collateralized by MBS at both December 31, 1996 and 1995. The following table provides additional information on the agreements:


                                                           1996          1995
                                                           ----          ----
                                                          (DOLLARS IN MILLIONS)
Carrying value of agreements to repurchase.............. $ 978.4       $ 857.3
Carrying value of collateral............................   975.7         908.9
Market value of collateral..............................   977.8         907.5
Maximum amounts of outstanding agreements
  at any month-end...................................... 1,005.4       1,336.8
Average amounts of outstanding agreements............... 1,042.7       1,098.9
Weighted average interest rate for the year.............    5.40%         5.91%
Weighted average interest on year end balances..........    6.83%         5.56%
Weighted average maturity of outstanding agreements
  (days)................................................     109           148

     The securities collateralizing these agreements are held in the custodial account of a trustee that is not a party to the agreements until the maturities of the agreements. For all of the agreements, the dealers have agreed to resell the identical securities to Cal Fed. The following table presents reverse repurchase agreements by counterparty:


            COUNTERPARTY               DECEMBER 31, 1996     DECEMBER 31, 1995
            ------------               -----------------     -----------------
                                                  (DOLLARS IN MILLIONS)

Lehman Brothers......................       $461.3                 $780.9
Bear Stearns.........................        109.8                   76.4
Paine Webber.........................        407.3                     --
                                            ------                 ------
                                            $978.4                 $857.3
                                            ======                 ======

     Accrued interest related to reverse repurchase agreements at December 31, 1996 and 1995 totaled $1.8 million and $1.2 million, respectively.

NOTE 16: STUDENT LOAN MARKETING ASSOCIATION ADVANCES

     At December 31, 1995, the SLMA Advance totaled $200.0 million and was secured by MBS with a carrying value of $108.6 million and government securities with a carrying value of $124.9 million and had a weighted average interest rate of 5.86%. The SLMA Advance outstanding at December 31, 1995 matured on September 18, 1996.

     Accrued interest related to the SLMA Advance at December 31, 1995 totaled $0.4 million.

NOTE 17: SUBORDINATED DEBENTURES

     Cal Fed's subordinated debentures consist of (i) a senior subordinated note, (ii) subordinated debentures issued in connection with the 1992 corporate restructuring and (iii) convertible subordinated debentures.

     Senior Subordinated Note. Cal Fed has outstanding a $50.0 million, 10.68% unsecured senior subordinated note which is scheduled to mature on December 22, 1998.

     1992 Subordinated Debentures. On December 16, 1992, Cal Fed issued $13.6 million of 10.0% unsecured subordinated debentures due 2003. Cal Fed repurchased $0.6 million and $8.7 million of these debentures during 1996 and 1995, respectively, at no material gain or loss, leaving a remaining balance outstanding at December 31, 1996 of $4.3 million.

     Convertible Subordinated Debentures. The debentures were issued in 1986 by CalFed Inc., Cal Fed's former holding company, which as a result of the 1992 corporate restructuring was merged with and into XCF Acceptance Corporation ("XCF"), a subsidiary of Cal Fed. The debentures are unsecured obligations of XCF, bear an annual interest rate of 6.5%, and, effective January 1, 1996, are convertible into the common stock of Bancorp at a conversion price of $143.95 per share. The debentures are redeemable at the option of the holders on February 20, 2000, at 123% of their principal amount.


                                                   DECEMBER 31,
                                               -------------------     DATE OF         INTEREST
                                               1996           1995     MATURITY          RATE
                                               ----           ----     --------        --------
                                                               (DOLLARS IN MILLIONS)
Senior Subordinated Note...................  $50.0          $50.0    Dec. 22, 1998      10.68%
1992 Subordinated Debt.....................    4.3            4.9    Jan. 3, 2003       10.00
Convertible Subordinated Debentures........    2.7            2.7    Feb. 20, 2001       6.50
                                             -----          -----
                                             $57.0          $57.6
                                             =====          =====

     Accrued interest related to subordinated debentures at December 31, 1996 and 1995 totaled $0.5 million and $0.4 million, respectively.

NOTE 18: INTEREST EXPENSE ON BORROWINGS

     Interest expense on borrowings is comprised of the following for the years indicated:


                                                                             AT DECEMBER 31,
                                                                     -------------------------------
                                                                     1996         1995          1994
                                                                     ----         ----          ----
                                                                          (DOLLARS IN MILLIONS)
Securities sold under agreements to repurchase (short-term).....    $ 56.3       $ 64.9        $ 68.5
FHLB advances (short-term)......................................      20.2         14.7           7.4
                                                                    ------       ------        ------
  Interest expense on short-term borrowings.....................      76.5         79.6          75.9
                                                                    ------       ------        ------
FHLB advances (long-term).......................................     145.4        139.4          76.2
Convertible subordinated debentures.............................       0.2          0.2           0.2
Subordinated debentures.........................................       0.4          0.7           1.4
SLMA advances (long-term).......................................       8.2         29.2          16.5
Other...........................................................       5.4          5.4           5.5
                                                                    ------       ------        ------
  Interest expense on long-term borrowings......................     159.6        174.9          99.8
                                                                    ------       ------        ------
Total Interest Expense on Borrowings............................    $236.1       $254.5        $175.7
                                                                    ======       ======        ======

NOTE 19: DERIVATIVE FINANCIAL INSTRUMENTS

     Cal Fed's use of derivative financial instruments is limited to interest rate exchange agreements. Cal Fed utilizes interest rate exchange agreements as an integral part of its asset/liability management program.

     The primary focus of Cal Fed's asset/liability management program is to measure and monitor the sensitivity of net interest income under varying interest rate scenarios. On a quarterly basis, Cal Fed simulates the level of net interest income expected to be earned over a twelve month period following the date of the simulation. The simulation is based on a projection of market interest rates at varying levels and estimates the impact of such market rates on the levels of interest-earning assets and interest-bearing liabilities during the measurement period. Also, any periodic or lifetime caps that contractually limit the repricing of any interest earning asset is considered.

     Based upon the outcome of the simulation analysis, Cal Fed may consider the use of interest rate exchange agreements as a means of reducing the volatility of projected net interest income within certain ranges of projected changes in interest rates. Cal Fed evaluates the effectiveness of entering into any interest rate exchange agreements by measuring the cost of such agreements in relation to the reduction in net interest income volatility within an assumed range of interest rates.

     The following tables present Cal Fed's interest rate exchange agreements which were designated as hedges at December 31, 1996 and December 31, 1995:


                                                                         DECEMBER 31, 1996
                                -------------------------------------------------------------------------------------------------
                                   NOTIONAL                        WEIGHTED               WEIGHTED
                                    AMOUNT                      AVERAGE YIELD          AVERAGE YIELD            DESCRIPTION OF
     TYPE OF INTEREST RATE        (DOLLARS IN     MONTHS TO         DUE TO               PAYABLE BY                ASSET OR
      EXCHANGE AGREEMENT           MILLIONS)      MATURITY         CAL FED                CAL FED              LIABILITY HEDGED
      ------------------           ---------      --------         -------                -------              ----------------
Interest rate swap.............   $   370.0           2             5.48%                  5.60%                 FHLB Advances
Interest rate swap.............       300.0           3             5.57                   5.60                  FHLB Advances
Interest rate swap.............       415.0           4             5.49                   5.61                  FHLB Advances
Interest rate swap.............       290.0           5             5.46                   5.63                  FHLB Advances
Interest rate swap.............       105.0           6             5.47                   5.56                  FHLB Advances
Interest rate swap.............       320.0           7             5.49                   5.63                  FHLB Advances
Interest rate swap.............       300.0          11             6.08                   5.56                  FHLB Advances
                                  ---------
     Total.....................    $2,100.0
                                   ========


                                                                         DECEMBER 31, 1995
                                 -------------------------------------------------------------------------------------------------
                                    NOTIONAL                       WEIGHTED              WEIGHTED
                                     AMOUNT                      AVERAGE YIELD         AVERAGE YIELD           DESCRIPTION OF
     TYPE OF INTEREST RATE        (DOLLARS IN     MONTHS TO         DUE TO              PAYABLE BY                ASSET OR
       EXCHANGE AGREEMENT          MILLIONS)      MATURITY          CAL FED               CAL FED             LIABILITY HEDGED
       ------------------          ---------      --------          -------               -------             ----------------
Interest rate swap..............   $  25.0            5              5.74%                  8.77           FHLB advances
Interest rate swap..............     500.0           10              5.94                   5.63           FHLB advances
Interest rate swap..............     100.0            3              5.45                   5.94           2-year fixed rate CDs
Interest rate swap..............     100.0            4              7.45                   5.75           18-month fixed rate CDs
Interest rate swap..............     100.0            3              6.36                   5.60           1-year fixed rate CDs
Interest rate swap..............   1,540.0           15              5.83                   5.91           FHLB advances (a)
                                  --------
     Total......................  $2,365.0
                                  ========

      ----------

            (a) Please refer to Note 14 Advances from Federal Home Loan Bank for further information about this interest rate swap.




           The estimated fair value of swaps designated as hedges at December 31, 1996 and 1995 were gains of $11.1 million and $7.1 million, respectively.

           At December 31, 1995, Cal Fed had an index amortizing interest rate swap which was designated as held for trading with a notional balance of $50.0 million, with interest payable at a variable rate determined by a specified index (three month LIBOR) in exchange for interest receivable at a fixed rate. On October 9, 1996 the index amortizing swap was sold. Cal Fed recorded a gain of $1.2 million from the sale of the index amortizing swap.

           At December 31, 1996 and 1995, Cal Fed was also a party to an interest rate floor contract maturing September 1998. In addition, Cal Fed was a party to an interest rate floor contract that matured in June 1995. Cal Fed paid the counterparties premiums in exchange for cash payments in the event that a specified index (e.g., 5-year CMT, 1-year CMT, etc.) falls below the strike price. At December 31, 1996, the notional amount of the remaining interest rate floor was $100.0 million, the strike price was 3.38% and the monthly floating rate was 5.50%. At December 31, 1995, the notional amount of the interest rate floors was $100.0 million, the weighted average strike price was 3.38% and the monthly floating rate was 5.29%. There was no unamortized premium on the interest rate floors at December 31, 1996 or 1995. At December 31, 1996 the floating rate exceeded the strike price by 2.12%. At December 31, 1995 the floating rate exceeded the strike price by an average of 1.91%.

           Cal Fed adheres to credit guidelines when entering into interest rate exchange agreements in order to minimize its exposure to credit loss in the event of non-performance by the counterparties to the agreements. In the event that a counterparty to an interest rate swap does not perform in accordance with the terms of the agreement, Cal Fed would be at risk for the amount of the net interest receivable due from the counterparty. At December 31, 1996, Cal Fed was at risk for $9.6 million of net interest receivable from its counterparties on its aggregate interest rate exchange portfolio.

      NOTE 20: INCOME TAXES

       Income tax expense (benefit) consists of:

                                                                      AT DECEMBER 31,
                                                         ----------------------------------------
                                                             1996          1995          1994
                                                             ----          ----          ----
                                                                   (DOLLARS IN MILLIONS)
Current Tax Expense (Benefit):
  Federal...............................................   $(43.7)       $  --           $   --
  State.................................................     20.1           0.1              --
                                                           ------        ------          -------
                                                            (23.6)          0.1              --
                                                           ------        ------          -------
Deferred Tax Expense (Benefit):
  Federal...............................................     64.9         (31.4)           (49.0)
  State.................................................     15.3          (9.6)           (12.3)
                                                           ------        ------          -------
                                                             80.2          41.0            (61.3)
Change in valuation allowance for deferred tax asset....    (71.1)        (41.0)            61.3
                                                           ------        ------          -------
  Net change in net deferred taxes......................      9.1           --               --
                                                           ------        ------          -------
  Total income tax expense (benefit)....................    (14.5)          0.1              --
  Total allocated to continuing operations..............    (14.5)          0.1            $ 6.3
  Total allocated to Stockholders' Equity...............      --            --              (6.3)
                                                           ------        ------          -------
     Total tax expense (benefit)........................    (14.5)       $  0.1          $   --
                                                           ======        ======          =======

     The table below sets forth the significant components of the net deferred tax asset/liability at December 31, 1996 and December 31, 1995 (as adjusted and restated for 1995 and prior year tax returns filed through 1996):

                                                             DECEMBER 31,
                                                     --------------------------
                                                         1996           1995
                                                         ----           ----
                                                        (DOLLARS IN MILLIONS)
Components of the deferred tax asset:
  Bad debt reserve...................................  $ (39.0)       $ (53.9)
  Real estate and partnerships.......................    (10.0)         (34.9)
  Prior year affirmative adjustments, net............     (0.2)         (52.3)
  Depreciation.......................................     (6.0)          (9.1)
  Net operating loss carryforward....................    (92.3)         (69.3)
  Alternative minimum tax credit carryforward........     (7.0)         (27.7)
  State Income Taxes ................................    (12.0)          (2.2)
  Stock Options .....................................     (0.2)          (3.6)
  Other..............................................    (31.9)          (5.4)
                                                       -------        -------
                                                        (198.6)        (258.4)
  Valuation allowance................................     86.7          157.8
                                                       -------        -------
     Deferred tax asset, net of valuation allowance..   (111.9)        (100.6)

Components of the deferred tax liability:
  Loan fees, interest and discount, net..............     60.4           58.4
  FHLB stock.........................................     41.0           36.5
  Accrued interest income............................     20.0           (3.3)
  Prepaid expense....................................      0.9            3.2
  Other..............................................      5.0           12.1
                                                       -------        -------
     Deferred tax liability..........................    127.3          106.9
                                                       -------        -------
     Net deferred tax liability......................  $  15.4        $   6.3
                                                       =======        =======

Net state deferred tax liability.....................  $  15.4        $   6.3
Net federal deferred tax liability...................      --             --
                                                       -------        -------
     Net deferred tax liability......................  $  15.4        $   6.3
                                                       =======        =======

     The change in the valuation allowance from December 31, 1995 relates to the increase in the net taxable temporary differences not recognized for current income tax purposes that create future tax benefits and liabilities and adjustments made in contemplation of settlements related to the ongoing federal and state examinations (see discussion below). The valuation allowance of $86.7 million includes $9.4 million related to the $26.8 million balance of an acquired federal net operating loss expiring in 2002 and 2003 and $70.3 million attributable to Cal Fed's federal and California tax losses occuring in 1991 through 1995. To the extent Cal Fed realizes a tax benefit not otherwise available as a result of the acquired federal net operating loss, 65% of the tax benefits may be payable to the FDIC pursuant to the acquisition agreement.

     Cal Fed generated net operating losses in 1993, 1994 and 1995 for federal income tax purposes of $22.5 million, $26.3 million and $146.2 million expiring in 2008, 2009 and 2010, respectively. In addition, Cal Fed has adjusted net operating loss carryforwards from 1991, 1992, 1993, 1994, 1995 and 1996 for California franchise tax purposes of $2.1 million, $22.4 million, $26.3 million, $35.0 million, $14.5 million and $29.6 million, respectively, expiring in 1998, 1999 and 2000. The expiration dates of the net operating loss carryforwards may be accelerated as a result of Bancorp's acquisition by Holdings. In addition, Cal Fed also has alternative minimum tax credit carryforwards of $2.1 million for federal income tax purposes and $4.9 million for California franchise tax purposes which have no expiration date.

     On August 20, 1996, the Small Business Job Protection Act ("1996 Act") was enacted into federal law generally effective for tax years beginning after 1995. One provision of the 1996 Act repealed the reserve method for computing bad debt deductions for large (over $500 million in assets) savings institutions for taxable years beginning in 1996. Another provision of the 1996 Act provided that beginning no later than 1998, an institution must recapture into taxable income over six years the amount of "applicable excess reserves." An institution's applicable excess reserves is generally the institution's aggregate tax bad debt reserves at the end of 1995 over the amount of its "adjusted base year reserves." For taxable years subsequent to 1987, an institution's adjusted base year reserves are generally the aggregate of its qualifying, nonqualifying and supplemental tax bad debt reserves at December 31, 1987, the first two of which being proportionately decreased for any reductions in the institution's loan portfolio since such date to December 31, 1995. The 1996 Act further provided that an institution must recapture its adjusted base year reserves if the institution no longer qualifies as a "bank" for federal income tax purposes or if its tax bad debt reserves are used for the payment of nontaxable dividends or other distribution (including distributions in dissolution, liquidation or redemption of stock), generally as such rules existed prior to the 1996 Act other than certain newly adopted preferred stock exceptions.

     For federal income tax purposes for taxable years beginning before 1996, savings institutions that met certain definitional and other tests were allowed to compute a bad debt deduction based on either the percentage of taxable income method or the experience method. Prior to the enactment of the Tax Reform Act of 1986 ("1986 Act"), many qualifying institutions, including California Federal, used the percentage of taxable income method which generally resulted in a lower effective federal income tax rate than that applicable to other types of corporations. However, the 1986 Act reduced the maximum percent that could be deducted under the percentage of taxable income method from 40% to 8% for tax years beginning after December 31, 1986; thus, many qualifying institutions, including California Federal, began to use the experience method beginning in 1987. For taxable years beginning prior to 1996, the amount by which a qualifying institution's actual tax bad debt reserves exceeded an allowable offset computed under the experience method ("excess tax bad debt reserves") was, in certain situations involving the payment of nontaxable dividends or other distributions (including distribution in dissolution, liquidation or redemption in stock), subject to recapture and includable in taxable income.

     The consolidated financial statements at December 31, 1996 and 1995 do not include a potential federal income tax liability of $43.4 million attributable to California Federal's tax bad debt reserves. Pursuant to the 1996 Act, circumstances that may require an accrual of this unrecorded tax liability are a failure to meet the definition of a "bank" for federal income tax purposes, and dividend payments in excess of tax earnings and profits and other distributions in dissolution, liquidation or redemption of stock, excluding preferred stock meeting certain conditions.

     A reconciliation of total income tax expense (benefit) and the amount computed by applying the statutory federal corporate income tax rate to earnings (loss) from continuing operations before income tax expense (benefit) follows:

                                                                    PERCENT OF PRETAX EARNINGS
                                                            ------------------------------------------
                                                                     YEAR ENDED DECEMBER 31,
                                                            ------------------------------------------
                                                                1996           1995          1994
                                                                ----           ----          ----
Statutory federal corporate income tax rate................     35.0%          35.0%        (35.0)%
State tax, net of federal income tax effect................     19.6            0.1           0.7
                                                               -----          -----         -----
                                                                54.6           35.1         (34.3)
Increase (decrease) resulting from:
  Valuation allowance......................................    (66.9)         (33.5)         34.2
  Bad debt deduction.......................................                     0.1           3.4
  Stock options............................................     (2.5)          (1.6)          1.0
  Other, net...............................................     (0.1)           --            0.1
                                                               -----          -----         -----
                                                               (14.9)%          0.1%          4.4%
                                                               =====          =====         =====

     During the fourth quarter of 1996, Cal Fed recorded a net current tax receivable of $23.6 million, representing the estimated net recovery of prior years' federal and state taxes. This net tax receivable was based on recently completed meetings with Internal Revenue Service ("IRS") representatives whereby agreement was reached on certain tax positions taken by Cal Fed. Further, Cal Fed also recorded a $41.5 million receivable for the interest related to the net tax refund.

     In August 1996, Cal Fed received $62.9 million from the IRS representing a refund of taxes in the amount of $12.4 million and interest with respect thereto of $50.5 million. This refund was due to the settlement of an IRS examination for the taxable years 1973 through 1981. Further, the IRS and the California Franchise Tax Board ("FTB") have completed examinations of Cal Fed's consolidated federal income tax returns through 1988 and combined California franchise tax reports through 1989, respectively, and have proposed certain adjustments primarily related to timing differences as to the recognition of taxable income and expense. Cal Fed previously filed formal protests with both the IRS and the FTB to take exception to these proposed adjustments and has filed claims for refund to recover its payment of the assessed federal deficiencies. Cal Fed currently intends to pursue most of the positions set forth in its federal and California protests as well as in its federal refund claims.

     In addition, the IRS has completed its examination of the consolidated federal income tax returns filed by a former Cal Fed life insurance company affiliate, Beneficial Standard Life Insurance Company ("BSLIC"), through 1989 and in December 1993, assessed certain deficiencies against BSLIC. In March 1994, Cal Fed filed a Tax Court petition on behalf of BSLIC, and in November 1995, the Tax Court rendered its decision affirming Cal Fed's position on most of the issues contested by Cal Fed on behalf of BSLIC.

     Cal Fed's current income tax receivables at December 31, 1996 and 1995 were $20.3 million and $7.9 million, respectively.

NOTE 21: FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following summary presents a description of the methodologies and assumptions used to estimate the fair value of Cal Fed's financial instruments. Much of the information used to determine fair value is highly subjective. When applicable, readily available market information has been utilized. However, for a significant portion of Cal Fed's financial instruments, active markets do not exist. Therefore, considerable judgment was required in estimating fair value for certain items. The subjective factors include, among other things, the estimated timing and amount of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Since the fair value is estimated as of December 31, 1996 and December 31, 1995, the amounts that will actually be realized or paid at settlement or maturity of the instruments could be significantly different.

     Cash and Short-Term Investments

     The book value of cash and short-term investments approximates the fair value of such assets because of the short maturity of such investments.

     Securities Purchased Under Agreements to Resell

     The book value of securities purchased under agreements to resell approximates the fair value of such securities due to the short term maturity of such investments.

     Securities Available for Sale and Securities Held to Maturity

     Cal Fed has utilized market quotes for similar or identical securities in an actively traded market, where such a market exists, or has obtained quotes from independent security brokers or dealers to determine the fair value of its securities available for sale and securities held to maturity.

     Loans Receivable

     The fair value of loans receivable was computed as follows: (i) for loans held for sale, quotes were obtained from independent brokers or dealers; (ii) for performing residential loans held for investment, Cal Fed aggregated the loans into pools based upon secondary market requirements for mortgage-backed securities and utilized market quotes for similar securities; (iii) for performing consumer, commercial banking and income property loans, the fair value was determined by a discounted cash flow analysis and (iv) the fair value of impaired income property loans was determined on an individual basis, based upon the fair value of the related collateral, reduced by an estimate of the cost and timing of disposition. For impaired residential 1-4 and consumer loans, fair value was estimated based on a discounted cash flow analysis, adjusted for Cal Fed's estimate of excess credit risk.

     Deposits

     The fair value of deposits was determined as follows: (i) for demand deposits, passbook accounts, money market accounts and other deposits immediately withdrawable, fair value was determined to approximate the amount payable on demand and (ii) for fixed maturity deposits, the fair value was estimated by discounting expected cash flows using an average of rates offered by other institutions combined with Cal Fed's current offering rates of term deposits with similar maturities. In accordance with SFAS No. 107, no value has been assigned to Cal Fed's long-term relationships with its deposit customers (core deposit intangible) since it is not a financial instrument as defined under SFAS No. 107.

     Borrowings

     The fair value of Cal Fed's borrowings was determined as follows: (i) the fair value of FHLB advances was based upon current rates for advances with similar terms and maturities; (ii) the fair value of student loan marketing advances was estimated to approximate the amounts due as the rates on these borrowings fluctuate with a market index; (iii) the fair value of reverse repurchase agreements was based upon the current pricing for such agreements and (iv) the fair value of Cal Fed's various other borrowings was based upon alternative borrowing costs.

     Off-Balance Sheet Financial Instruments

     The fair value of Cal Fed's off-balance sheet financial instruments was determined as follows: (i) the fair value of interest rate exchange agreements that do not have an active market was determined by computing the net present value of the estimated interest due to Cal Fed as compared to the estimated interest due to the counterparties of the interest rate exchange agreements;
(ii) the fair value of Cal Fed's recourse arrangements on assets sold was determined to approximate the value of the liability currently recorded for such recourse arrangements; and (iii) Cal Fed's standby letters of credit and commitments to originate or sell loans have terms that are consistent with current market terms. Therefore, Cal Fed estimates that the face amount of these commitments approximates book value.

     The following table presents fair value estimates and carrying amounts for financial instruments at December 31, 1996 and December 31, 1995:

                                                                     DECEMBER 31, 1996                DECEMBER 31, 1995
                                                                     -----------------                -----------------
                                                                  CARRYING       ESTIMATED        CARRYING        ESTIMATED
                                                                   AMOUNT        FAIR VALUE        AMOUNT        FAIR VALUE
                                                                  --------       ----------       --------       ----------
                                                                                   (DOLLARS IN MILLIONS)
FINANCIAL INSTRUMENT ASSETS:
Cash.........................................................    $    242.1      $   242.1       $    273.7       $   273.7
Short-term liquid investments................................          69.0           69.0             74.1            74.1
Securities purchased under agreements to resell..............       1,310.1        1,310.1          1,674.6         1,674.6
Securities available for sale................................           6.0            6.0            200.3           200.3
Securities held to maturity..................................       1,963.9        1,942.3          2,366.7         2,361.3
Loans receivable held for sale...............................           8.7            8.7             13.6            13.8
Loans receivable held for investment (a).....................      10,099.4       10,179.6          9,290.0         9,246.1
Accrued interest receivable and other........................          78.7           78.7             83.4            98.4
FINANCIAL INSTRUMENT LIABILITIES:
Savings deposits (b).........................................       8,918.3        8,952.0          9,476.7         9,534.6
Advances from Federal Home Loan Banks........................       3,111.0        3,096.7          2,671.0         2,676.0
Securities sold under agreements to repurchase...............         978.4          980.0            857.3           852.2
Student loan marketing association advances..................           --             --             200.0           193.9
Other borrowings.............................................          57.3           62.8             58.1            65.3
Interest payable.............................................          21.7           21.7             29.4            29.4
Other liabilities............................................         120.5          120.5            140.6           140.6
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:
Interest rate swaps (designated as a hedge)..................           --            11.1              --              7.1
Interest rate swaps (designated as held for trading) (c).....           --             --              (0.3)           (0.3)
Loans sold with recourse (d) ................................          $9.7           $9.7            $11.5           $11.5

----------

(a) Please see Note 8 Loans Receivable Held for Investment for additional detail.

(b) The fair value does not include any amount that relates to core deposit intangibles, since they are not defined as financial instruments under SFAS No. 107.

(c)  The estimated fair values represent either a net gain or a net (loss).
     The net loss has been reflected in the Consolidated Statement of Financial Position as a component of "other liabilities."

(d) These amounts represent Cal Fed's estimate of its credit exposure with respect to loans sold with recourse.

NOTE 22: COMMITMENTS AND CONTINGENCIES

     Cal Fed is a party to various outstanding commitments and contingent liabilities in the normal course of business which are not reflected in the accompanying consolidated financial statements. The following is a summary of such commitments and contingencies:

                                                        DECEMBER 31,
                                                  ------------------------
                                                      1996        1995
                                                      ----        ----
                                                   (DOLLARS IN MILLIONS)
     Standby letters of credit....................  $ 49.8      $ 57.9
     Commitments to sell loans....................     5.5        15.7
     Commitments to fund fixed rate loans.........   189.6       232.0
     Commitments to fund adjustable rate loans....    57.8        98.3

     Cal Fed makes contractual commitments to extend credit, which are legally binding agreements to lend money to customers at predetermined interest rates for a specified period of time. Cal Fed does not anticipate any material loss as a result of these transactions. Cal Fed applies the same credit standards used in the lending process when extending these commitments, and periodically reassesses the customers' creditworthiness through ongoing credit reviews.

     The fair value of Cal Fed's commitments at December 31, 1996 and 1995 was based upon (i) the contractual terms of the commitment as compared to market terms, (ii) the period of time that the commitments could be exercised and
(iii) the inherent credit risk of the commitments. The fair value of Cal Fed's commitments approximates the amount of the outstanding commitments at December 31, 1996 and 1995.

     During the second quarter of 1995, Cal Fed provided an allowance with respect to certain litigation involving loans made in 1989 and 1990 to California Communities Inc. ("CCI"), a currently inactive subsidiary of Cal Fed formerly engaged in real estate development activities. During the second quarter of 1995, an Orange County, California Superior Court jury rendered a verdict in which it determined that Cal Fed was financially liable for two loans made to CCI by the plaintiff. CCI subsequently defaulted on the loans. The jury awarded the plaintiff $6.5 million in compensatory damages and assessed punitive damages of $20.0 million against Cal Fed and $5.0 million against CCI. Cal Fed has begun the process of appealing the judgment. While Cal Fed believes that its liability from this litigation, if any, will be less than the amount awarded by the jury, there can be no assurance that the ultimate outcome of this litigation will result in an amount less than the amount determined by the jury and it is possible that Cal Fed and its subsidiary could ultimately be found liable for an amount in excess of the allowance that has been established. The provision for this allowance has been included in 1995 real estate operations.

     Cal Fed is involved as a defendant in certain legal proceedings incidental to its business. Cal Fed has established an accrual for its estimate of the potential liability that it believes it may be found liable for. However, it is possible that Cal Fed's actual liability may be substantially higher or lower than the amount of the established allowance. Cal Fed does not believe that the litigation to which it is a party, if adversely decided, in the aggregate would have a material adverse effect upon Cal Fed.

NOTE 23: MINORITY INTEREST

     Minority interest at December 31, 1996 was comprised of California Federal's 10 5/8% noncumulative perpetual preferred stock, Series B. At December 31, 1995, in addition to California Federal's preferred stock, Series B, minority interest of Cal Fed included California Federal's 7 3/4% noncumulative convertible preferred stock, Series A.

     7 3/4% Noncumulative Convertible Preferred Stock, Series A, Par Value $25.00 Per Share

     In March 1993, California Federal issued 3,740,000 shares of 7 3/4% noncumulative convertible preferred stock at its liquidation preference of $25.00 per share (the "Preferred Stock, Series A"). The issuance of the Preferred Stock Series A, resulted in an $89.0 million increase in California Federal's equity capital, after deducting issuance costs of $4.5 million.

Effective January 1, 1996, the Preferred Stock, Series A, was convertible by the holders into the common stock of Bancorp at any time at a conversion price of $20.16 per share, subject to adjustment. During the second quarter of 1996 California Federal called for redemption all 3,740,000 shares of the Preferred Stock, Series A. Except for the conversion of 18,820 shares into 23,336 shares of the Cal Fed's common stock, the Series A shares were redeemed effective June 14, 1996 at a redemption price of $25.00 per share, plus a dividend of $0.398264 per share.

     10 5/8% Noncumulative Perpetual Preferred Stock, Series B, Par Value $100.00 Per Share

     In March 1994, California Federal issued 1,725,000 shares of 10 5/8% noncumulative perpetual preferred stock at its liquidation preference of $100.00 per share (the "Preferred Stock, Series B"). The issuance of the Preferred Stock, Series B resulted in an $164.2 million increase in California Federal's equity capital, after deducting issuance costs of $8.3 million. The Preferred Stock, Series B, is generally not redeemable prior to April 1, 1999. The Preferred Stock, Series B, is redeemable at the option of California Federal, in whole or in part, at $105.313 per share on or after April 1, 1999 and prior to April 1, 2000, and at prices decreasing annually thereafter to the liquidation preference of $100.00 per share on or after April 1, 2003, plus declared but unpaid dividends. In addition, the Preferred Stock, Series B, is redeemable at the option of California Federal or its successor or any acquiring or resulting entity with respect to California Federal on or after April 1, 1996 and prior to April 1, 1999 in whole, but not in part, in the event of a change of control of California Federal at $114.50 per share.

NOTE 24: STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL

Common Stock

     Cal Fed's common stock at December 31, 1996 and 1995 is summarized in the table below:


                                                      DECEMBER 31,
                                          ------------------------------------
                                                1996               1995
                                                ----               ----
Par value ................................  $        1.00      $       1.00
Number of shares authorized ..............    100,000,000       100,000,000
Number of shares issued and oustanding ...     50,316,774        49,200,444



     During the fourth quarter of 1995, Cal Fed obtained regulatory and shareholder approval to reorganize into a holding company structure to provide greater flexibility for meeting future financial and competitive needs. As a result of the reorganization, on January 1, 1996, each share of California Federal's common stock was converted into one share of Bancorp common stock. Consequently, California Federal became a wholly-owned subsidiary of Bancorp.

     Participation Interests

     During 1995, California Federal registered contingent litigation recovery participation interests ("Litigation Interests") to be issued to its common shareholders. The Litigation Interests represent a right to receive an amount equal to up to 25.377745% of the cash payment, if any, actually received by California Federal, resulting from California Federal's pending goodwill lawsuit against the Federal government. In the lawsuit, California Federal alleges that the United States breached certain contractual commitments regarding the computation of its regulatory capital and deprived California Federal of certain of its property without just compensation in violation of the United States constitution. California Federal's claims arose from changes, mandated by FIRREA, with respect to the rules for computing California Federal's regulatory capital. California Federal's shareholders of record on July 14, 1995 received one Litigation Interest for every ten shares of common stock owned on the record date. The Litigation Interests were distributed on July 28, 1995 and began trading on the NASDAQ Small Cap Market under the symbol "CALGZ" on August 1, 1995.

     During 1996, California Federal registered Secondary Contingent Litigation Recovery Participation Interests ("Secondary Litigation Interests") to be issued to the common shareholders of Bancorp in connection with the acquisition of Bancorp by Holdings (the "Merger"). One Secondary Litigation Interest was distributed to shareholders for each ten common shares of Bancorp held at the closing of the Merger which occurred January 3, 1997. The Secondary Litigation Interests represent the right to participate in the cash proceeds, if any, recovered in California Federal's pending breach-of-contract lawsuit against the Federal government relating to the phase-out of supervisory goodwill resulting from the enactment of FIRREA in 1989. Each Secondary Litigation Interest will entitle the holder to receive a pro rata portion of 60% of the net distributable cash proceeds, if any, of Cal Fed's goodwill lawsuit after (a) payment of expenses, (b) pro forma taxes,
(c) the net cash proceeds distributable to the holders of the Participation Interests, and (d) the retention of $125 million of net distributable cash proceeds by First Nationwide. The Secondary Litigation Interests were distributed and began trading on the NASDAQ under the symbol "CALGL" in January 1997.

     Regulatory Capital

     As a savings institution which is regulated by the OTS, California Federal is required to comply with the capital requirements of the OTS. The regulations of the OTS require savings institutions to maintain certain minimum levels of regulatory capital. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. An institution that fails to obtain OTS approval of its capital plan is deemed to be in an unsafe and unsound condition and could be the subject of the appointment of a conservator or a receiver. At December 31, 1996, the industry-wide minimum regulatory capital requirements were:

       o Tangible capital of 1.5% of adjusted total assets, consisting generally of stockholder's equity, but excluding most intangible assets such as goodwill.

       o A leverage ratio requiring core capital of 3.0% of adjusted total assets, consisting of tangible capital plus supervisory goodwill (certain goodwill arising as a result of the acquisition of troubled institutions and regulatory assisted acquisitions).

       o Total risk-based capital consisting of core capital plus certain subordinated debt and other capital instruments and general valuation allowances on loans receivable equal to 8.0% of the value of risk-weighted assets plus off-balance sheet items.

     The table below presents California Federal's capital ratios as compared to the industry-wide minimum capital requirements at December 31, 1996:


                          CALIFORNIA            REGULATORY         EXCESS
                           FEDERAL              REQUIREMENT        CAPITAL
                       ----------------     ------------------     -------
                                  (DOLLARS IN MILLIONS)
Tangible Capital...... $828.5     5.85%     $212.3       1.50%      $616.2
Core Capital..........  828.5     5.85       424.6       3.00        403.9
Risk-based Capital....  945.2    12.01       630.2       8.00        315.0



     The OTS has implemented a system requiring regulatory sanctions against institutions that are not adequately capitalized, with the sanctions growing more severe the lower the institution's capital. The OTS has established specific capital ratios for five separate capital categories:
"well-capitalized," "adequately capitalized," "undercapitalized,"
"significantly undercapitalized" and "critically undercapitalized."

     Under the OTS regulations, an institution is treated as well-capitalized if its ratio of total capital to risk-weighted assets is 10.0% or more, its ratio of core capital to risk-weighted assets is 6.0% or more, its ratio of core capital to total assets is 5.0% or greater and it is not subject to any order or directive by the OTS to meet a specific capital level.

     At December 31, 1996, (i) California Federal's total risk-based capital ratio was 12.01%, $158.1 million in excess of "well-capitalized" requirements,
(ii) California Federal's Tier 1 risk-based capital ratio was 10.56%, $357.6 million in excess of "well-capitalized" requirements, and (iii) California Federal's leverage ratio was 5.85%, $120.7 million in excess of "well-capitalized" requirements. Therefore, at December 31, 1996, California Federal met and exceeded all of the requirements of a well-capitalized institution.

     An institution is undercapitalized if its ratio of total capital to risk-weighted assets is less than 8.0%, its ratio of core capital to risk-weighted assets is less than 4.0% or its ratio of core capital to total assets is less than 4.0% (3.0% if the institution receives the highest rating on the CAMEL examination rating system). An institution whose capital falls between the well-capitalized and undercapitalized levels is treated as adequately capitalized. An institution is treated as significantly undercapitalized if the above capital ratios are less than 6.0%, 3.0%, or 3.0% respectively. An institution is treated as critically undercapitalized if its ratio of tangible equity (core capital, plus cumulative preferred stock, minus intangible assets other than qualifying supervisory goodwill and certain purchased mortgage servicing rights) to total assets is equal to or less than 2.0%. The OTS can apply to an institution in a particular capital category the sanctions that apply to the next lower capital category if the OTS determines, after providing the institution notice and opportunity for a hearing, that (i) the institution is in an unsafe and unsound condition, or (ii) the institution received, in its most recent report of examination, a less than satisfactory rating for asset quality, management, earnings, or liquidity, and the deficiency has not been corrected. The OTS cannot, however, use this authority to require an adequately capitalized institution to file a capital restoration plan, or to subject a significantly undercapitalized institution to the sanctions applicable to critically undercapitalized institutions.

     Following is a reconciliation of California Federal's stockholders' equity to regulatory capital as of December 31, 1996:

                                                                  TANGIBLE        CORE        RISK-BASED
                                                                   CAPITAL       CAPITAL        CAPITAL
                                                                  --------       -------      ----------
                                                                          (DOLLARS IN MILLIONS)
Stockholders' Equity of California Federal.....................     $864.9        $864.9         $864.9
Non-allowable capital:
  Intangible assets............................................      (15.7)        (15.7)         (15.7)
  Investment in non-permissible subsidiaries...................      (20.7)        (20.7)         (20.7)
Tier II capital items:
  Allowable subordinated debt..................................        --            --            18.7
  Allowable general valuation allowance on loans
     receivable (limited to 1.25% of risk-weighted
     assets)...................................................        --            --            98.0
                                                                    ------        ------         ------
Regulatory capital of California Federal.......................      828.5         828.5          945.2
Bank's minimum regulatory capital requirement..................      212.3         424.6          630.2
                                                                    ------        ------         ------
  Excess over minimum regulatory capital requirements .........     $616.2        $403.9         $315.0
                                                                    ======        ======         ======

     California Federal's investments in and extensions of credit to any subsidiary engaged in activities not permissible for a national bank ("non-includable subsidiaries") must be deducted from capital.

        Restriction on Stockholders' Equity and Dividends

     The payment of dividends, stock repurchases, and other capital distributions by California Federal are subject to regulation by the OTS. The OTS requires 30 days prior notice of any capital distribution. On December 5, 1994, the OTS proposed various amendments to its rules on capital distributions to conform them to the prompt corrective action system established by the Federal Deposit Insurance Corporation Improvement Act of 1991. Under the proposed regulation, those institutions that have the CAMEL ratings of 1 or 2 and are not controlled by a holding company would no longer be required to notify OTS before capital distributions. Most other savings institutions could make capital distributions upon giving notice to OTS provided that, following the distribution, the institution would remain at least adequately capitalized as defined by the prompt corrective action system. The proposed amendments are pending. Pursuant to statutes, savings institutions that do not meet their current capital requirements generally may not make any capital distributions.

     Tax Bad Debt Reserves

     On August 20, 1996, the Small Business Job Protection Act ("1996 Act") was enacted into federal law generally effective for the tax years beginning after 1995. Although the 1996 Act repealed the reserve method for computing bad debt deductions for large savings institutions, including California Federal, it generally retained prior law regarding recapture of tax bad debt reserves. Under the 1996 Act, a savings institution must recapture its adjusted base year reserves if the institution no longer qualifies as a "bank" for federal income tax purposes or if its tax bad debt reserves are used to pay nontaxable dividends or make other distributions in dissolution, liquidation or redemption of stock, excluding preferred stock meeting certain conditions. Similar to pre-1996 federal tax law, the amount includable in taxable income is equal to the distribution plus the federal income tax attributable thereto, up to the aggregate amount of the adjusted base year reserves. At December 31, 1996, Bancorp's retained earnings included approximately $124 million attributable to California Federal's adjusted base year reserves.

     Prior to 1996, federal tax law provided that savings institutions that met certain definitional and other tests were allowed special bad debt reserve deductions. If amounts appropriated to these tax bad debt reserves in excess of an allowable offset computed under the experience method ("excess tax bad debt reserves") were used for the payment of nontaxable dividends or other distributions to stockholders (including distributions in dissolution, liquidation or redemption of stock), an amount will generally be includable in taxable income up to the aggregate amount of excess tax bad debt reserves. At December 31, 1995, California Federal's total tax bad debt reserves of approximately $195 million did not include any amount which may represent excess tax bad debt reserves.

NOTE 25: EMPLOYEE RETIREMENT BENEFIT PLANS

       Retirement Plans

     Cal Fed has two defined benefit plans: one covering its employees ("retirement income plan") and one for the non-employee directors ("outside directors plan"). The outside directors plan was terminated as of the date of the merger with Holdings, and liquidated for the amount of $1.0 million. Prior to 1995, Cal Fed had two outside directors plans. During 1995, one of the outside directors plans was terminated and subsequently liquidated.

     Effective May 31, 1993, the retirement income plan was frozen and all accrued benefits became 100% vested. However, credited service will continue to accrue for purposes of determining eligibility for early retirement (and the applicable early retirement reduction factors). Effective May 1, 1996 the plan was also amended to generally allow a vested participant whose termination of employment occurred before June 1, 1996 and whose benefit was not eligible to be paid in a lump sum cash distribution, to elect to receive a severance benefit in a single lump sum payment. The participant was to make the election and receive the distribution prior to July 31, 1996. This resulted in a decrease in projected benefit obligation.

     Cal Fed's funding policy for the retirement income plan is to contribute an amount equal to the minimum required contribution under the Employee Retirement Income Security Act of 1974. Cal Fed from time to time may increase its contribution beyond the minimum reflecting the tax and cash position of Cal Fed and the funded status of the plan. Additionally, Cal Fed had a supplemental defined benefit retirement plan for key employees (the "supplemental plan") which was terminated on December 31, 1993. Cal Fed has recorded a liability of $0.1 million as of December 31, 1996 related to the supplemental plan.

     The following tables set forth the funded status of the pension plan and amounts recognized in Cal Fed's consolidated statements for the years indicated:


                                                                                  RETIREMENT INCOME PLAN
                                                                  ------------------------------------------------------
                                                                     ACCUMULATED         ASSETS             ASSETS
                                                                      BENEFITS           EXCEED             EXCEED
                                                                       EXCEED          ACCUMULATED        ACCUMULATED
                                                                       ASSETS           BENEFITS           BENEFITS
                                                                        1996              1995               1994
                                                                     -----------       -----------        -----------
                                                                                  (DOLLARS IN MILLIONS)
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested
        benefits of $18.4 million in 1996, $34.4 million
        in 1995, $30.9 million in 1994..........................       $19.3             $35.3              $30.1
                                                                       =====             =====              =====

  Projected benefit obligation for service rendered to date.....       $19.3             $35.3              $30.1
  Plan assets at fair value, primarily listed stock and
        fixed income securities.................................        19.2              35.5               33.3
                                                                       -----             -----              -----
 Projected benefit obligation greater than (or less than)
        plan assets ............................................         0.1              (0.2)              (3.2)
  Unrecognized net loss from past experience
        different from that assumed.............................        (3.9)             (7.7)              (3.3)
  Adjustment required to recognize minimum liability ...........         3.9               --                 --
                                                                       -----             -----              -----
Pension liability (asset) included in other liabilities (assets)        $0.1             $(7.9)             $(6.5)
                                                                       =====             =====              =====

Net pension expense included the following components:
   Interest cost on projected benefit obligation................       $ 2.0             $ 2.0              $ 2.4
   Actual return on plan assets.................................        (1.9)             (5.7)              (1.5)
   Other, net...................................................         0.1               3.3               (1.3)
                                                                       -----             -----              -----
Net periodic pension  expense (income) .........................         0.2              (0.4)             $(0.4)
   Adjustment for settlement of obligations ....................         3.9               --                 --
                                                                       -----             -----              -----
Total periodic pension expense, net of adjustment ..............       $ 4.1             $(0.4)             $(0.4)
                                                                       =====             =====              =====

      Average assumptions used for all plans were:


                                                    AS OF DECEMBER 31,
                                               ----------------------------
                                               1996        1995        1994
                                               ----        ----        ----
Discount rate................................  7.75%       7.25%       8.00%
Rate of increase in compensation levels......  N/A (a)     N/A (a)     N/A (a)
Expected long-term rate of return on assets..  8.50%       8.50%       8.50%

----------
(a)  Not applicable due to a freeze in accrued benefits of the plan.

     The FASB has issued Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions ("SFAS No. 106"). SFAS No. 106 became effective for fiscal years beginning after December 15, 1992. SFAS No. 106 establishes accounting standards for all employers' postretirement benefits other than pensions; however, it focuses on postretirement health care benefits. SFAS No. 106 changes the current practice of accounting for postretirement benefits on a cash basis by accruing the cost of these benefits during the years the employee renders the necessary service. Cal Fed has a defined benefit postretirement plan which provides for postretirement medical benefits to eligible retired employees.

     The following table sets forth the funded status of the postretirement benefit plans and amount recognized in Cal Fed's consolidated statements for the years ended December 31, 1996 and 1995:

                                                                                         1996         1995
                                                                                         ----         ----
                                                                                       (DOLLARS IN MILLIONS)
Accumulated Postretirement Benefit Obligation:
  Current Retirees..................................................................     $1.8         $ 2.1
  Current Actives...................................................................      0.9           1.0
                                                                                         ----         -----
        Total ......................................................................      2.7         $ 3.1
                                                                                         ====         =====

Accumulated Postretirement Benefit Obligation.......................................     $2.7         $ 3.1
Plan assets at fair value...........................................................       --            --
                                                                                         ----         -----
        Excess of accumulated postretirement benefit obligations greater than
          plan assets...............................................................      2.7           3.1
Unrecognized transition obligation..................................................     (3.8)         (4.0)
Unrecognized net gain...............................................................      3.7           3.1
                                                                                         ----         -----
        Net postretirement benefit liability included in other liabilities..........     $2.6          $2.2
                                                                                         ====         =====

Net Periodic Postretirement Benefit Cost:
  Service cost......................................................................     $0.2           0.2
  Interest cost.....................................................................      0.2           0.3
  Amortization of transition obligation.............................................      0.2           0.2
  Other, net........................................................................     (0.2)         (0.2)
                                                                                         ----         -----
        Net periodic postretirement benefit cost....................................     $0.4         $ 0.5
                                                                                         ----         -----

Effect of one percent increase in trend rates:
  Service and interest cost.........................................................     $0.1         $ 0.1
                                                                                         ----         -----
  Accumulated postretirement benefit obligation.....................................     $0.3         $ 0.4
                                                                                         ----         -----

     The cost of inflation for health care and medical costs of plan participants (the "health care trend rate") was assumed to start at 11.0% for 1996, and gradually trend downward over 10 years to 6%. The assumed discount rate, in determining postretirement benefits, was 7.75% and 7.25% at December 31, 1996 and 1995, respectively. At December 31, 1996 and 1995, there were no plan assets related to this plan.

Investment Plus Plan

     The Investment Plus Plan (the "Plan") is a defined contribution plan that is available to substantially all employees. The Plan is a qualified plan under
Section 401(k) of the Internal Revenue Code. Employee contributions are voluntary, as employees may elect to defer from one to ten percent of compensation, exclusive of overtime, bonuses or other special payments ("qualifying compensation"). Participants vest immediately in their own contributions and they vest in Cal Fed's contributions based on years of service. Up to 4% of participants' contributions are matched by Cal Fed on a schedule that is determined by the participants' years of service with Cal Fed. The table below presents Cal Fed's matching contributions as determined by the participants' years of service.

                                                         CAL FED'S MATCHING
                                                           OF PARTICIPANTS'      PARTICIPANTS'
                                                           CONTRIBUTIONS UP      VESTING IN CAL
                                                          TO 4% OF QUALIFIED         FED'S
                   YEARS OF SERVICE                          COMPENSATION         CONTRIBUTION
                   ----------------                          ------------         ------------
At least 3 months but less than 2 years................          125%                 0%
At least 2 years but less than 3 years.................           125                 25
At least 3 years but less than 4 years.................           125                 50
At least 4 years but less than 5 years.................           125                 75
At least 5 years, but less than 10 years...............           150                100
10 or more years.......................................           200                100

     Cal Fed's contributions may be made without regard to current or accumulated profits, provided that the Plan is designed to qualify as a profit sharing plan for purposes of Section 401(a), et seq. of the Internal Revenue Code. For the years ended December 31, 1996, 1995 and 1994, Cal Fed's pre-tax Plan expense was $4.0 million, $3.9 million and $4.2 million, respectively. As of the date of the merger with Holdings, Cal Fed's contributions to all active participants became 100% vested.

NOTE 26: QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                                 QUARTER ENDED
                                                   -------------------------------------------------------------------------
                                                       MARCH 31,          JUNE 30,        SEPTEMBER 30,      DECEMBER 31,
                                                         1996               1996              1996               1996
                                                         ----               ----              ----               ----
                                                                             (DOLLARS IN MILLIONS)
Interest income................................        $256.9             $252.1            $252.6             $253.7
Interest expense..................................      171.3              163.3             166.1              166.0
                                                       ------             ------            ------             ------
Net interest income...............................       85.6               88.8              86.5               87.7
Provision for loan losses.........................       10.2               10.2              10.4               10.5
Other income......................................       15.8               28.0 (a)          18.2               58.0 (c)
Other expenses....................................       61.6               62.5             118.6 (b)           87.7
Income tax expense (benefit)......................         --                0.1                --              (14.6)(d)
                                                        -----              -----             -----              -----
Net earnings (loss)...............................      $29.6              $44.0             (24.3)             $62.1
                                                        =====              =====            ======              =====
Net earnings (loss) per common share .............      $0.46              $0.72            $(0.58)             $1.15
                                                        =====              =====            ======              =====

-------------------

(a) The increase in other income during the second quarter of 1996 represents the $12.0 million gain on the sale of six branches in San Diego.

(b) The increase in other expenses during the third quarter of 1996 resulted from the accrual of $58.1 million for a one-time special SAIF assessment.

(c) Other income increased during the fourth quarter of 1996 as a result of a $42.2 million income tax refund.

(d) The income tax benefit for the fourth quarter of 1996 resulted from adjustments to prior years' income taxes.

                                                                 QUARTER ENDED
                                    -----------------------------------------------------------------------
                                       MARCH 31,         JUNE 30,        SEPTEMBER 30,      DECEMBER 31,
                                         1995              1995              1995              1995
                                         ----              ----              ----              ----
                                                             (DOLLARS IN MILLIONS)
Interest income....................    $245.6            $252.1             $249.9            $260.4
Interest expense...................     172.8             175.7              170.0             177.6
                                       ------            ------             ------            ------
Net interest income................      72.8              76.4               79.9              82.8
Provision for loan losses..........       8.3               8.6                7.6               7.3
Other income.......................      14.5              14.3               21.5 (A)          13.2
Other expenses.....................      64.3              60.3               61.9              63.4
Income tax expense.................        --               0.1                 --                --
                                       ------            ------             ------            ------
Net earnings.......................    $ 14.7            $ 21.7             $ 31.9            $ 25.3
                                       ======            ======             ======            ======
Net earnings per common share .....    $ 0.17            $ 0.31             $ 0.50            $ 0.38
                                       ======            ======             ======            ======

--------------
(a) Other income increased during the third quarter of 1995 as a result of $6.8 million of gains on the sale of $729.3 million of securities held for sale.

NOTE 27: SUBSEQUENT EVENTS

      On July 29, 1996 Cal Fed announced that it had entered into a definitive merger agreement with Holdings, the parent company of First Nationwide, pursuant to which on January 3, 1997, Holdings acquired 100% of the outstanding stock of Cal Fed. The aggregate consideration paid consisted of approximately $1.2 billion in cash and the issuance of litigation interests owned by Cal Fed. The terms of the Merger agreement provided for each Cal Fed stockholder to receive a cash payment of $23.50 per common share plus a new security (see "Secondary Litigation Interests" below).

      During 1996, Cal Fed registered Secondary Litigation Interests to be issued to its common stockholders in connection with Merger. One Secondary Litigation Interest was distributed to stockholders for each ten common shares held at the closing of the Merger which occurred January 3, 1997. The Secondary Litigation Interests represent the right to participate in the cash proceeds, if any, recovered in Cal Fed's pending breach-of-contract lawsuit against the federal government relating to the phase-out of supervisory goodwill resulting from the enactment of FIRREA in 1989. Each Secondary Litigation Interest will entitle the holder to receive a pro rata portion of 60 percent of the net distributable cash proceeds, if any, of Cal Fed's goodwill lawsuit after (a) payment of expenses, (b) pro forma taxes, (c) the net cash proceeds distributable to the holders of the Litigation Interests, and (d) the retention of $125 million of net distributable cash proceeds by First Nationwide. In January 1997, the Secondary Litigation Interests were distributed and began trading on the NASDAQ under the symbol "CALGL."

NOTE 28: PARENT COMPANY FINANCIAL INFORMATION

      The following financial statements are for Cal Fed Bancorp, Inc., the parent company, on a stand-alone basis. These financial statements should be read in conjunction with the other Notes to the consolidated financial statements.

                              CAL FED BANCORP INC.

                        STATEMENT OF FINANCIAL CONDITION



                                                                             DECEMBER 31, 1996
                                                                            -------------------
                                     ASSETS                                (DOLLARS IN MILLIONS)
Cash.......................................................................      $      0.4
Investment in subsidiaries.................................................           692.4
Due from subsidiaries .....................................................            26.0
                                                                                 ----------
          Total Assets.....................................................      $    718.8
                                                                                 ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Other liabilities .........................................................      $      0.1
Total stockholders' equity ................................................           718.7
                                                                                 ----------
                                                                                 $    718.8
                                                                                 ==========


                            STATEMENT OF OPERATIONS


                                                                            FOR THE YEAR ENDED
                                                                             DECEMBER 31, 1996
                                                                            ------------------
Other income ..............................................................      $      0.1
Interest on loans to subsidiaries .........................................             1.0
                                                                                 ----------
                                                                                        1.1
General and administrative expenses........................................             6.1
Income tax expense (benefit) ..............................................             --
                                                                                 ----------
Net loss before equity in undistributed net earnings of subsidiaries ......            (5.0)
                                                                                 ----------
Equity in undistributed net earnings of subsidiaries ......................            93.0
                                                                                 ----------
Net earnings ..............................................................      $     88.0
                                                                                 ==========


                            STATEMENT OF CASH FLOWS


                                                                            FOR THE YEAR ENDED
                                                                             DECEMBER 31, 1996
                                                                            ------------------
Net Cash Flows from Operating Activities:
  Net earnings  ...........................................................     $      88.0
  Adjustments to reconcile net earnings to net cash provided by operating activities:
      Increase in other liabilities .......................................             0.1
      Equity in undistributed net earnings of subsidiaries ................           (93.0)
                                                                                -----------
        Net cash used by operating activities .............................            (4.9)
  Cash Flows from Investing Activities:
      Increase in due from subsidiaries ...................................           (26.0)
                                                                                -----------
      Net cash provided by investing activities ...........................           (26.0)
  Cash Flows from Financing Activities:
      Exercise of common stock options ....................................           (76.1)
      Litigation interest dividend from California Federal ................            57.1
                                                                                -----------
      Proceeds from issuance of common stock ..............................            50.3
                                                                                -----------
      Net cash used by financing activities ...............................            31.3
                                                                                -----------
Net increase in cash ......................................................             0.4
Cash at beginning of year..................................................              --
                                                                                -----------
Cash at end of year .......................................................     $       0.4
                                                                                ===========